Exhibit 10.1

SHARE EXCHANGE AGREEMENT

by and among

TRANS-INDIA ACQUISITION CORPORATION,

SOLAR SEMICONDUCTOR LTD.,

SOLAR SEMICONDUCTOR PRIVATE LIMITED,

SOLAR SEMICONDUCTOR, INC.,

THE INDIVIDUALS AND ENTITIES LISTED ON SCHEDULES A AND B HERETO

and

VENKATA KODE,

AS STOCKHOLDERS’ REPRESENTATIVE

Dated as of October 24, 2008

TABLE OF CONTENTS

ARTICLE I EXCHANGE OF CAPITAL STOCK		2
1.1	Sale of Shares	2
1.2	Closings	2
1.3	Purchase Price	3
1.4	Mechanics of Certificate Surrender and Payment	4
1.5	Earnout Adjustment	4
1.6	No Further Ownership Rights in Target Shares	6
1.7	Escrow	6
1.8	Lost, Stolen or Destroyed Certificates	6
1.9	No Fractional Shares	6
1.10	Withholding Taxes	7
1.11	DTC	7
1.12	Stockholders’ Representative	7
1.13	Additional Stockholders as Parties	8

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY, SSPL AND SSI		9
2.1	Organization; Standing; Charter Documents; Subsidiaries	9
2.2	Capital Structure	10
2.3	Authority	11
2.4	No Conflict	12
2.5	Consents	12
2.6	Company Financial Statements	13
2.7	Internal Controls	13
2.8	No Undisclosed Liabilities	13
2.9	No Changes	14
2.10	Accounts Receivable	17
2.11	Tax Matters	17
2.12	Restrictions on Business Activities	18
2.13	Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment; Sufficiency of Assets	18
2.14	Intellectual Property	20
2.15	Agreements, Contracts and Commitments	23
2.16	Interested Party Transactions	24
2.17	Compliance; Permits; Exports	24
2.18	Foreign Corrupt Practices Act	25
2.19	Litigation	25
2.20	Minute Book	26
2.21	Environmental Matters	26
2.22	Brokers’ and Finders’ Fees	26
2.23	Employee Benefit Plans and Compensation	27
2.24	Insurance	30
2.25	Warranties; Indemnities	30
2.26	Customers and Suppliers	30

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2.27	Complete Copies of Materials	30
2.28	Disclosure	30
2.29	No Other Representations or Warranties	31

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS		31
3.1	Organization; Standing	31
3.2	Ownership of Target Shares	31
3.3	Authority	31
3.4	No Conflict	32
3.5	Consents	32
3.6	No Other Representations or Warranties	32
3.7	Acquisition of Purchaser Common Stock	32

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER		34
4.1	Organization; Standing; Charter Documents; Subsidiaries	34
4.2	Capital Structure	35
4.3	Authority	36
4.4	No Conflict	36
4.5	Consents	37
4.6	SEC Documents	37
4.7	Tax Matters	38
4.8	Litigation	38
4.9	Compliance; Permits	39
4.10	Internal Controls	39
4.11	Foreign Corrupt Practices Act	40
4.12	Minute Book	40
4.13	Brokers’ and Finders’ Fees	40
4.14	Shares of Purchaser Common Stock	40
4.15	Board Approval	40
4.16	No General Solicitation	41
4.17	No Integrated Offering	41
4.18	Expenses	41
4.19	Trust Account Fund	41
4.20	Disclosure	41
4.21	Representations Complete	41
4.22	No Other Representations or Warranties	41

ARTICLE V ADDITIONAL AGREEMENTS		42
5.1	Proxy Statement	42
5.2	Reporting Status	42
5.3	AMEX Listing	42
5.4	Reservation of Shares	42
5.5	Purchaser 2008 Stockholders Meeting; Board Recommendations	43
5.6	Purchaser 2009 Stockholders Meeting; Board Recommendations	43
5.7	Board and Stockholder Approvals	44
5.8	AMEX Approval	44

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5.9	Confidentiality	44
5.10	Access to Information	44
5.11	Regulatory Filings; Reasonable Best Efforts	45
5.12	Notification of Certain Matters	46
5.13	Stock Option Plan Matters	46
5.14	Board of Directors of Purchaser	48
5.15	Public Disclosure	48
5.16	Stockholder Restrictive Legend	49
5.17	Additional Documents and Further Assurances	49
5.18	Guaranty	49
5.19	Expenses	49
5.20	Conveyance Taxes	49
5.21	Solar Entities Acquisition Proposals	50
5.22	Purchaser Acquisition Proposals	51
5.23	Indemnification	51
5.24	Purchaser Investor Communications	52
5.25	Company Financial Statements	52

ARTICLE VI CONDUCT OF BUSINESS		53
6.1	Conduct of Business by Solar Entities prior to the Closing	53
6.2	Conduct of Business by Purchaser prior to the Closing	56
6.3	Conduct of Business by the Stockholders prior to the Closing	57
6.4	Conduct of Purchaser’s Business Post-Closing	58

ARTICLE VII CONDITIONS TO THE ACQUISITION		58
7.1	Conditions to Obligations of Each Party to Effect the Acquisition	58
7.2	Additional Conditions to Obligations of Purchaser	59
7.3	Additional Conditions to Obligations of the Stockholders, SSI, SSPL and the Company	61

ARTICLE VIII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; CLAIMS		62
8.1	Survival of Representations and Warranties	62
8.2	Indemnification	63
8.3	Maximum Payments; Deductible Amount; Remedy	63
8.4	Indemnification Procedures	64
8.5	Third Party Claims	65

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER		66
9.1	Termination	66
9.2	Notice of Termination; Effect of Termination	66

ARTICLE X GENERAL PROVISIONS		67
10.1	Notices	67
10.2	Amendment	68
10.3	Extension; Waiver	68
10.4	Counterparts	68

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10.5	Fund Waiver	69
10.6	Entire Agreement; Assignment	69
10.7	Severability	69
10.8	Other Remedies; Specific Performance	69
10.9	Governing Law	70
10.10	Waiver of Jury Trial	70

ARTICLE XI DEFINITIONS AND INTERPRETATION		70
11.1	Definitions	70
11.2	Interpretation	78

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INDEX TO SCHEDULES AND EXHIBITS

Schedules	Description

Schedule A	Company Stockholders selling in Initial Closing
Schedule B	Company Stockholders selling in Second Closing
Schedule 7.2(d)	Key Employees
Schedule 7.2(e)	Parties to Non-Competition/Non-Solicitation Agreements

Exhibit	Description

Exhibit A	Form of Non-Competition/Non-Solicitation Agreement
Exhibit B	Form of Executive Employment Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Legal Opinion (Company, SSPL, SSI counsel)
Exhibit E	Form of Legal Opinion (Purchaser counsel)
Exhibit F	Form of Escrow Agreement
Exhibit G	Form of Lock-Up Agreement
Exhibit H	Form of Voting Agreement

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SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (the “Agreement”), dated as of October 24, 2008 is entered into by and among Trans-India Acquisition Corporation, a Delaware corporation (“Purchaser”), Solar Semiconductor Ltd., a Cayman Islands company (the “Company”), Solar Semiconductor Private Limited, a company formed under the laws of the Republic of India (“SSPL”), Solar Semiconductor, Inc., a California corporation (“SSI”), the individuals and entities listed on Schedules A and B hereto (each a “Stockholder” and together the “Stockholders”), and Venkata Kode, in the capacity as representative of the Stockholders as provided herein (the “Stockholders’ Representative”). Certain capitalized terms used but not otherwise defined herein are defined in Section 11.1.

RECITALS

A. The Stockholders are the owners of and have good and valid title to all of the issued and outstanding shares of capital stock of the Company (the “Target Shares”), free and clear of any Liens.

B. The Board of Directors of Purchaser believes it is advisable and in the best interests of Purchaser and its stockholders, that Purchaser acquire the Target Shares from the Stockholders pursuant to the terms of this Agreement (the “Acquisition”).

C. The Board of Directors of Purchaser has resolved to recommend to its stockholders approval of the Acquisition and issuance of shares of Purchaser Common Stock in connection with the Acquisition (the “Stock Issuance”).

D. The parties to this Agreement intend the Acquisition to be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

E. The consideration payable by Purchaser in connection with the Acquisition is subject to increase or decrease based upon the financial performance of the Company for the fiscal year ended March 31, 2010 pursuant to the terms of this Agreement.

F. A portion of the consideration payable by Purchaser in connection with the Acquisition shall be placed in escrow by Purchaser as partial security for the indemnification obligations of the Stockholders set forth in this Agreement.

G. The Company, SSI, SSPL and the Stockholders, on the one hand, and Purchaser, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Acquisition.

H. Concurrently with the execution of this Agreement, the Key Employees will each enter into (i) a Non-Competition and Non-Solicitation Agreement, each in the form attached hereto as Exhibit A (the “Non-Competition/Non-Solicitation Agreements”), with Purchaser, and (ii) either an employment agreement in the form attached hereto as Exhibit B (the “Executive Employment Agreement”) with Purchaser or an offer letter in form as mutually agreed upon with Purchaser, each of which shall be effective upon Closing.

I. At the Closing, the Stockholders included in such Closing will each enter into (i) a lock-up agreement in the form attached hereto as Exhibit G (the “Lock-Up Agreement”), with Purchaser whereby such Stockholders will each agree to certain restrictions on the sale or transfer of shares of Purchaser Common Stock owned by them, (ii) a registration rights agreement in the form attached hereto as Exhibit C (the “Registration Rights Agreement”), whereby Purchaser shall be obligated to register the Purchaser Common Stock issued in the Acquisition, which shall be effective upon Closing, and (iii) a voting agreement in the form attached hereto as Exhibit H (the “Voting Agreement”), with Purchaser whereby such Stockholders will each agree to vote the shares of Purchaser Common Stock owned by them in accordance with the terms thereof through March 31, 2010.

AGREEMENT

In consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

EXCHANGE OF CAPITAL STOCK

1.1 Exchange of Shares. Upon the terms and subject to the conditions of this Agreement, and in reliance on the representations and warranties set forth herein, at the Closings, the Stockholders party to this Agreement agree to convey, assign, transfer and deliver to the Purchaser, and the Purchaser agrees to acquire from such Stockholders in each such Closing, all of such Stockholders’ right, title and interest in the Target Shares owned of record or beneficially by such Stockholders, free and clear of any Liens. Schedules A and B hereto set forth the number and type of Target Shares that each of the Stockholders will convey, assign, transfer and deliver to the Purchaser hereunder subject to the terms of this Agreement.

1.2 Closings. The exchange of the Target Shares held by the Stockholders listed on Schedule A hereto shall take place at the offices of Cozen O’Connor, counsel to the Company, at The Army and Navy Building, 1627 I Street, NW, Suite 1100, Washington, District of Columbia, by the exchange of documents and instruments by mail, courier, and facsimile to the extent mutually acceptable to the parties hereto, at a time and date to be specified by the parties, which shall be no later than the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those that by their terms are to be satisfied or waived at the Initial Closing), or at such other time, date and location as the parties hereto agree in writing (the “Initial Closing”). The date on which the Initial Closing occurs is referred to herein as the “Closing Date.” If the Initial Closing has occurred prior to April 1, 2009, the exchange of the Target Shares held by the Stockholders listed on Schedule B hereto shall take place at the offices of Cozen O’Connor by the exchange of documents and instruments by mail, courier, and facsimile to the extent mutually acceptable to the parties hereto, on April 1, 2009 or such other date to be specified in writing by the parties hereto (the “Second Closing”); provided that if the Initial Closing occurs on or after April 1, 2009, the Second Closing shall occur concurrently with the Initial Closing. Additional closings (each an “Additional Closing” and with the Initial Closing and Second Closing, each a “Closing” and together the “Closings”) may take place on the terms hereof with any holders of Target Shares not included on Schedule A or Schedule B hereto, as amended, for a period of thirty (30) days following the Second Closing. Such holders shall, by executing and delivering counterpart signature pages, become parties to this Agreement and the Related Agreements, as applicable, and shall have the rights and obligations of a “Stockholder” hereunder or thereunder. Immediately after any such Additional Closing, Schedule B hereto will be amended to list the additional Stockholders. At the Initial Closing, each of the parties shall deliver to the others such documents, certificates and consents, and shall take or cause to be taken such other actions, as are required under Article VII.

1.3 Purchase Price.

(a) Purchase Price. The aggregate purchase price for the Target Shares shall be equal to the sum of (i) $375,000,000, minus (ii) the aggregate amount of Closing Date Indebtedness in excess of $50,000,000, if applicable, plus or minus, as applicable, (iii) the Earn Out Amount, if any (the “Purchase Price”). Notwithstanding the foregoing, the aggregate purchase price for 100% of the Company Capital Stock will in no case exceed $475,000,000.

(b) Initial Closing Payment. The portion of the Purchase Price payable by Purchaser at the Initial Closing shall be an amount equal to the product of (A) the sum of (i) $375,000,000, minus (ii) the aggregate amount of Closing Date Indebtedness in excess of $50,000,000, if applicable, multiplied by (B) a fraction whereby the numerator is the number of Target Shares (calculated on an as converted to Company Ordinary Shares basis) held by the Stockholders listed on Schedule A hereto and the denominator is the Fully Diluted Company Capital Stock (the “Initial Closing Date Payment”). At the Initial Closing, Purchaser shall issue certificates to the Stockholders and the Escrow Agent representing the aggregate number of shares of Purchaser Common Stock equal to the sum of (x) the Initial Closing Date Payment, minus (y) the product of (i) the Escrow Amount, multiplied by (ii) a fraction whereby the numerator is the number of Target Shares (calculated on an as converted to Company Ordinary Shares basis) held by the Stockholders listed on Schedule A hereto and the denominator is the aggregate number of Target Shares (calculated on an as converted to Company Ordinary Shares basis), divided by (z) Purchaser Per Share Price, and such certificates shall be allocated in accordance with Section 1.4.

(c) Subsequent Closing Payments. The portion of the Purchase Price payable by Purchaser at the Second Closing and any Additional Closing shall be an amount equal to the product of (A) the sum of (i) $375,000,000, minus (ii) the aggregate amount of Closing Date Indebtedness in excess of $50,000,000, if applicable, multiplied by (B) a fraction whereby the numerator is the number of Target Shares (calculated on an as converted to Company Ordinary Shares basis) held by the Stockholders listed on Schedule B hereto, as amended, included in such Closing and the denominator is the Fully Diluted Company Capital Stock (the “Subsequent Closing Date Payment”). At such Closing, Purchaser shall issue certificates to the Stockholders and the Escrow Agent representing the aggregate number of shares of Purchaser Common Stock equal to the sum of (x) the Subsequent Closing Date Payment, minus (y) the product of (i) the Escrow Amount, multiplied by (ii) a fraction whereby the numerator is the number of Target Shares (calculated on an as converted to Company Ordinary Shares basis) held by the Stockholders listed on Schedule B hereto, as amended, included in such Closing and the denominator is the aggregate number of Target Shares (calculated on an as converted to Company Ordinary Shares basis), divided by (z) Purchaser Per Share Price, and such certificates shall be allocated in accordance with Section 1.4.

1.4 Mechanics of Certificate Surrender and Payment. At the Closings, the Stockholders’ Representative shall deliver to Purchaser original share certificates representing all of each Stockholders’ Target Shares to be exchanged in the applicable Closing, together with duly executed stock powers, in proper form for transfer and such other documents or instruments as are necessary to vest in Purchaser all such Stockholder’s interests in the Target Shares in accordance with the terms of this Agreement. At the Initial Closing, Purchaser shall (a) issue certificates to each Stockholder listed on Schedule A hereto representing the number of shares of Purchaser Common Stock set forth opposite such Stockholder’s name on such schedule under the heading “Purchaser Shares” and (b) issue and deposit with the Escrow Agent a certificate representing the aggregate number of Escrow Shares set forth opposite such Stockholders’ names on such schedule under the heading “Escrow Shares”. At the Second Closing and any Additional Closing, Purchaser shall (a) issue certificates to each Stockholder listed on Schedule B hereto, as amended, included in such Closing representing the number of shares of Purchaser Common Stock set forth opposite such Stockholder’s name on such schedule under the heading “Purchaser Shares”, and (b) issue and deposit with the Escrow Agent a certificate representing the aggregate number of Escrow Shares set forth opposite such Stockholders’ names on such schedule, as amended, under the heading “Escrow Shares” included in such Closing. At the Initial Closing, (i) all Company Options shall be assumed and replaced for options to purchase Purchaser Common Stock in accordance with Section 5.12(b) and (ii) all Company Warrants shall assumed and replaced for warrants to purchase Purchaser Common Stock in accordance with Section 5.13. Any Stockholder receiving Purchaser Common Stock in any Closing in exchange for Target Shares that are subject to any vesting rights, repurchase rights, or other restrictions shall receive such Purchaser Common Stock with the substantially the same vesting rights, repurchase rights, or other restrictions.

1.5 Earn Out Adjustment.

(a) Net Income Statement. On or before the thirtieth (30th) day following the completion of the Company’s audited consolidated financial statements for the fiscal year ended March 31, 2010, but in no event later than one hundred twenty (120) days after March 31, 2010, Purchaser shall cause the Independent Accountants (or such other independent financial accountants of Purchaser as may be selected by the Audit Committee of the Board of Directors of Purchaser) to prepare and deliver to the Stockholders’ Representative a report (the “2010 Net Income Statement”) reflecting in reasonable detail the calculation of Net Income for the Company during the fiscal year ended March 31, 2010 (the “2010 Net Income”), together with a copy of the complete audited financial statements from which such calculation is derived. Absent fraud or manifest error, the 2010 Net Income Statement shall be binding upon the parties hereto for purposes of this Section 1.5.

(b) Earn Out Payment. On or before the tenth (10th) Business Day following the delivery of the 2010 Net Income Statement in accordance with Section 1.5(a), (i) if the 2010 Net Income exceeds $50,000,000, the Purchase Price shall be increased by the lesser of (1) $100,000,000 or (2) an amount equal to (A) the amount by which the 2010 Net Income exceeds $50,000,000, multiplied by (B) 4, or (ii) if the 2010 Net Income is less than $50,000,000, the

Purchase Price shall be decreased by the lesser of (1) $175,000,000 or (2) an amount equal to (Y) the amount by which the 2010 Net Income is less than $50,000,000, multiplied by (Z) 8, (whichever is applicable, the “Earn Out Amount”). In either case, the absolute value of the Earn Out Amount shall be reduced by a fraction whereby the numerator is the number of Target Shares (calculated on an as converted to Company Ordinary Shares basis) held by the Stockholders listed on Schedules A and B hereto, as amended, and the denominator is the aggregate amount of Target Shares (calculated on an as converted to Company Ordinary Shares basis) (the “Adjusted Earn Out Amount”). If the 2010 Net Income exceeds $50,000,000, Purchaser shall instruct the Escrow Agent to deliver to the Stockholders’ Representative all of the Escrow Shares then held by the Escrow Agent less a number of Escrow Shares equal to the quotient of (x) the Indemnification Cap minus all Losses paid to Indemnified Parties pursuant to Article VIII, divided by (y) the Purchaser Per Share Price, and Purchaser shall issue to the Stockholders’ Representative stock certificates in the name of the Stockholders included on Schedules A and B hereto, as amended, and representing shares of Purchaser Common Stock calculated in accordance with each such Stockholder’s pro rata portion of the Earn Out Payment as set forth opposite each Stockholder’s name on Schedules A and B hereto, as amended, under the heading “Pro Rata Interest” and representing in aggregate the number of shares of Purchaser Common Stock equal to the Adjusted Earn Out Amount divided by the Purchaser Per Share Price (if applicable, the “Earn Out Payment”). If the 2010 Net Income is less than $50,000,000, Purchaser shall provide notice to the Stockholders’ Representative and the Escrow Agent of the Adjusted Earn Out Amount and the Escrow Agent shall promptly cause to be transferred to Purchaser shares of Purchaser Common Stock equal to the Adjusted Earn Out Amount set forth on such notice divided by the Purchaser Per Share Price, and the remaining balance of the Escrow Shares, if any, less a number of Escrow Shares equal to the quotient of (x) the Indemnification Cap minus all Losses paid to Indemnified Parties pursuant to Article VIII, divided by (y) the Purchaser Per Share Price, shall be promptly be delivered to the Stockholders’ Representative in certificates in the name of the Stockholders included on Schedules A and B hereto, as amended, calculated in accordance with each such Stockholder’s pro rata portion of the remaining Escrow Shares as set forth opposite each Stockholder’s name on Schedules A and B hereto, as amended, under the heading “Pro Rata Interest”.

(c) Transfer of Earn Out Rights. Any sale, exchange, transfer or other disposition by any of the Stockholders of their right to receive any portion of an Earn Out Payment shall be subject to prior written notice to Purchaser and the Stockholders’ Representative and an agreement in writing by the transferee to be bound by all of the provisions hereof applicable to such Stockholder following the date hereof and compliance with all applicable Laws; provided that in no event shall such right be evidenced by a negotiable certificate of any kind and no person shall take any action to make such right, and such right shall not become, readily marketable. The Stockholders and transferee agree to provide reasonable evidence, including an opinion of counsel, regarding compliance with applicable Laws as reasonably requested by Purchaser in advance of any such transfer. Schedules A and B hereto, as amended, shall be adjusted to reflect the transfer of any right to receive any portion of an Earn Out Payment. Any transfer in violation of this Section 1.5(c) shall be null and void and shall not be recognized by Purchaser.

1.6 No Further Ownership Rights in Target Shares. Following the Closings, as applicable, the Stockholders shall not have any ownership rights in or to the Target Shares sold to Purchaser in such Closing, except by virtue of its ownership of Purchaser Common Stock.

1.7 Escrow. The Escrow Shares shall be retained by the Escrow Agent in accordance with the Escrow Agreement until the earlier to occur of (the “Escrow Termination Date”) (x) the date that is eighteen (18) months after the Closing Date and (y) the date on which the number of Escrow Shares held by the Escrow Agent is reduced to zero because of disbursements therefrom in accordance with this Section 1.7 and the Escrow Agreement. After the Closing, subject to the provisions of this Section 1.7 and Article VIII, Purchaser shall be entitled to seek disbursements of all or portions of the Escrow Shares in order to satisfy any amounts due to Purchaser pursuant to Section 1.5(b) and under claims for a breach of the Company’s, SSI’s, SSPL’s, or Stockholders’ representations, warranties or covenants hereunder, based on each Escrow Share being valued at the Purchaser Per Share Price (rounded down to the nearest whole Escrow Share). The Escrow Shares shall only be released by the Escrow Agent pursuant to the terms of this Agreement and the Escrow Agreement. On the Escrow Termination Date, the Stockholders’ Representative and Purchaser shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to the Stockholders’ Representative any Escrow Shares remaining with the Escrow Agent, except to the extent of the amount of any claims for indemnifiable Losses made by any Indemnified Party under Article VIII prior to the Escrow Termination Date that have yet to be paid, are in dispute or as to which Third-Party Claims are pending, which shares shall continue to be held by the Escrow Agent after the Escrow Termination Date until such time as such disputed claims and/or Third-Party Claims are resolved, at which time the Escrow Shares remaining with the Escrow Agent shall be disbursed to the Stockholders’ Representative (who shall distribute such shares pro rata to the Stockholders in amounts set forth opposite each Stockholder’s name on Schedules A and B under the heading “Pro Rata Interest”) or Purchaser in accordance with the resolution of such disputed claims in accordance with the terms of this Agreement and the Escrow Agreement.

1.8 Lost, Stolen or Destroyed Certificates. In the event any stock certificates for Target Shares shall have been lost, stolen or destroyed, the Purchaser shall pay to the applicable Stockholder(s), in accordance with the terms and conditions hereof, such portion of the Purchase Price as is allocable to the Target Shares represented by such lost, stolen or destroyed certificates, upon receipt of an affidavit of such Stockholder(s) in which such Stockholder(s) certifies in writing as to the fact that such certificate or certificates are lost, stolen or destroyed and undertakes to indemnify the Purchaser from and against all Losses incurred in connection with or arising out of the Purchaser’s purchase of the Target Shares evidenced thereby.

1.9 No Fractional Shares. No fractional shares of Purchaser Common Stock shall be issued pursuant to this Agreement. If a Stockholder or Purchaser would otherwise be entitled to receive a fraction of a share of Purchaser Common Stock (after aggregating all fractional shares of Purchaser Common Stock issuable to such Person) shall, in lieu of such fraction of a share, be paid in cash the amount in U.S. Dollars (rounded up to the nearest whole cent) determined by multiplying such fraction by the Purchaser Per Share Price.

1.10 Withholding Taxes. Notwithstanding any other provision in this Agreement, Purchaser and the Escrow Agent shall have the right to deduct and withhold from any payments to be made hereunder (including with respect to the Earn Out Amounts) if such withholding is required by law and to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from each Stockholder and any other recipients of payments hereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to each Stockholder or other recipient of payments in respect of which such deduction and withholding was made.

1.11 Escrow and Tax Documents. Prior to the Initial Closing, each Stockholder shall deliver to the Escrow Agent or Purchaser, as applicable, all documents and information requested to be provided in connection with the Acquisition by the Escrow Agent and/or the Purchaser.

1.12 Stockholders’ Representative.

(a) Appointment of Stockholders’ Representative. Each of the Stockholders party to this Agreement does hereby irrevocably make, constitute and appoint the Stockholders’ Representative as his, her or its agent, to act in his, her or its name, place and stead, as such Stockholder’s attorney-in-fact, to (i) execute and deliver all documents necessary or desirable to carry out the intent of the this Agreement or the Escrow Agreement (including in the name of, or on behalf of, such Stockholder), (ii) make all elections or decisions entered into in connection with this Agreement and the Escrow Agreement, (iii) hold such Stockholder’s equity securities of the Company and transfer, exercise or convert such equity securities, as the case may be, in accordance with the terms hereof, (iv) act on such Stockholder’s behalf in connection with all obligations and agreements of the Stockholders under this Agreement and the Escrow Agreement, (v) amend, waive or otherwise change the terms or conditions of this Agreement and the Escrow Agreement on behalf of such Stockholder, (vi) defend, settle and make payments to the Indemnified Parties on behalf of such Stockholder in connection with any claim for indemnification made by any Indemnified Party pursuant to Article VIII hereof, (vii) give and receive on behalf of the Stockholders any and all notices from or to any Stockholder or Stockholders under the Agreement, (viii) if necessary or desirable, as determined by the Stockholders’ Representative in its sole discretion, incorporate corporations, organize partnerships, organize limited liability companies and take similar actions on behalf of the Stockholders and take all actions in connection therewith, and (ix) otherwise exercise all rights of such Stockholder and otherwise act on behalf of such Stockholder under the Agreement and the Escrow Agreement and in connection with the Acquisition, in each case as if such Stockholder had personally done such act, and the Stockholders’ Representative hereby accepts such appointment. The death, incapacity, dissolution, liquidation, insolvency or bankruptcy of any Stockholder shall not terminate such appointment or the authority and agency of the Stockholders’ Representative. The power-of-attorney granted in this Section 1.12(a) is coupled with an interest and is irrevocable.

(b) The Stockholders’ Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any other Stockholder, the Company, SSI, SSPL, Purchaser or any third Person or any other evidence reasonably deemed by the Stockholders’ Representative to be reliable, and the Stockholders’ Representative shall be entitled to act on the advice of counsel selected by it. The Stockholders’ Representative shall be fully justified in failing or refusing to take any action under this Agreement or the Escrow Agreement unless it shall have received such advice or concurrence of such Stockholders as it deems appropriate or it shall have been expressly jointly and severally indemnified to its satisfaction by the Stockholders appointing it against any and all Losses that the Stockholders’ Representative may incur by reason of taking or continuing to take any such action.

(c) The Stockholders’ Representative shall be entitled to retain counsel acceptable to it and to incur such expenses as the Stockholders’ Representative deems to be necessary or appropriate in connection with its performance of its obligations under this Agreement and the Escrow Agreement, and all such fees and expenses (including reasonable attorneys’ fees and expenses) incurred by the Stockholders’ Representative shall be jointly and severally borne by each Stockholder.

(d) The Stockholders party to this Agreement hereby agree to jointly and severally indemnify the Stockholders’ Representative (in its capacity as such) against, and to hold the Stockholders’ Representative (in its capacity as such) harmless from, any and all Losses of whatever kind which may at any time be imposed upon, incurred by or asserted against the Stockholders’ Representative in such capacity in any way relating to or arising out of its action or failures to take action pursuant to this Agreement or the Escrow Agreement.

(e) Venkata Kode shall be the initial Stockholders’ Representative and shall serve as the Stockholders’ Representative until his resignation. Upon the resignation of the Stockholders’ Representative, the Stockholders holding a majority of the Company Ordinary Shares as of immediately prior to the Initial Closing shall appoint a new Stockholders’ Representative. Each time a new Stockholders’ Representative is appointed pursuant to this Agreement, such Person, as a condition precedent to the effectiveness of such appointment, shall accept such position in writing with a copy to the Purchaser and the Escrow Agent.

(f) Absent any notice received by Purchaser to the contrary, and absent bad faith or willful misconduct, Purchaser and Escrow Agent (i) shall be fully protected in relying upon and shall be entitled to rely upon, and shall have no Loss to the Stockholders with respect to, actions, decisions and determinations of the Stockholders’ Representative and (ii) shall be entitled to assume that all actions, decisions and determinations of the Stockholders’ Representative are fully authorized by all of the Stockholders.

1.13 Additional Stockholders as Parties. Following the date hereof and prior to the Initial Closing, additional holders of Target Shares may become parties to this Agreement by executing and delivering a counterpart signature page hereto and shall have the rights and obligations of a “Stockholder” hereunder. Upon any additional Stockholder becoming a party to this Agreement, Purchaser shall update Schedules A and B hereto, as applicable.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY, SSPL AND SSI

As of the date hereof, the Company, SSPL and SSI hereby represent and warrant to Purchaser, subject to such exceptions as are specifically disclosed in a disclosure letter (referencing the appropriate section, subsection, paragraph and subparagraph numbers) supplied by the Company to Purchaser concurrently with the execution of this Agreement (the “Company Disclosure Letter”) as follows:

2.1 Organization; Standing; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. Each Solar Entity (i) is a corporation or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the Laws of any jurisdiction that does not recognize such concept), (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and in good standing (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept) to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to so qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, SSPL, or SSI or adversely affect on the Company’s, SSPL’s or SSI’s ability to consummate the transactions contemplated by this Agreement. For purposes of this Agreement, “Subsidiary,” when used with respect to any party, shall mean any corporation or other business entity at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other business entity is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(b) Charter Documents. The Company has delivered or made available to Purchaser true and correct copies of: (i) the articles of incorporation (including any certificate of designations) and bylaws, or like organizational documents, of the Company, each as amended to date (collectively, the “Target Charter Documents”), and (ii) the articles of incorporation and bylaws, or like organizational documents, of each of its Subsidiaries, each as amended to date (collectively, “Subsidiary Charter Documents”), and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Target Charter Documents and none of its Subsidiaries is in violation of its respective Subsidiary Charter Documents.

(c) Subsidiaries. Section 2.1(c) of the Company Disclosure Letter sets forth each Subsidiary of the Company as of the date hereof. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are owned by the Company and/or a wholly-owned Subsidiary of the Company, free and clear of all pledges, liens, charges, encumbrances, and security interests of any kind or nature whatsoever (collectively, “Liens”), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities Laws. Other than its Subsidiaries, the Company does not own, directly or indirectly, any securities or capital stock of, or other equity or voting interests of any nature in, any other Person.

(d) Directors. Section 2.1(d) of the Company Disclosure Letter lists the directors of each Solar Entity as of the date hereof.

(e) Officers. Section 2.1(e) of the Company Disclosure Letter lists the officers of each Solar Entity as of the date hereof.

2.2 Capital Structure.

(a) Capital Stock.

(i) The authorized capital stock of the Company consists of: (i) 65,000,000 Ordinary Shares, par value $0.001 per share (the “Company Ordinary Shares”), (ii) 31,000,000 Series A Preference Shares, par value $0.001 per share (the “Series A Preference Shares”), and (iii) 9,000,000 Series B Preference Shares, par value $0.001 per share (the “Series B Preference Shares” and together with the Series A Preference Shares, the “Company Preference Shares”), in each case owned by the Persons listed on Schedule 2.2(a)(i). As of the date hereof: (w) 18,500,968 Company Ordinary Shares were issued and outstanding, (x) 30,387,453 Series A Preference Shares were issued and outstanding, (y) 7,664,368 Series B Preference Shares were issued and outstanding, and (z) no Company Ordinary Shares or Company Preference Shares were issued and held by the Company in its treasury. No other shares of Company capital stock are outstanding. All of the outstanding shares of capital stock of the Company are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(ii) The authorized capital stock of SSPL consists of: (i) Rs. 40,00,00,000/- (Rupees Forty Crores Only) divided into 8,00,00,000 (Eight Crores) Equity Shares of Rs.10/- (Rupees Ten Only) each (the “SSPL Common Stock”). As of the date hereof: (x) 63,885,845 shares of SSPL Common Stock were issued and outstanding owned by the Persons listed on Schedule 2.2(a)(ii), and (y) no shares of SSPL Common Stock were issued and held by SSPL in its treasury. No other shares of SSPL capital stock are outstanding. All of the outstanding shares of capital stock of SSPL are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(iii) The authorized capital stock of SSI consists of: (i) 100,000 shares of Common Stock, no par value per share (the “SSI Common Stock”). As of the date hereof and as of the Closing Date: (x) 100,000 shares of SSI Common Stock were issued and outstanding owned by the Persons listed on Schedule 2.2(a)(iii), and (y) no shares of SSI Common Stock were issued and held by SSI in its treasury. No other shares of SSI capital stock are outstanding. All of the outstanding shares of capital stock of SSI are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(b) Stock Options. As of the date hereof: (i) 6,849,170 Company Ordinary Shares are subject to issuance pursuant to outstanding options to purchase Company Ordinary Shares under the stock option, stock award, stock appreciation or phantom stock plans of the Company (the “Company Stock Option Plans”) (stock options, stock awards, stock appreciation rights, phantom stock awards, stock-related awards and performance awards granted by the Company pursuant to the Company Stock Option Plans are referred to in this Agreement as “Company Options”), (ii) 1,250,830 Company Ordinary Shares are reserved for future issuance under the employee stock purchase plans of the Company, and (iii) 250,217 Company Ordinary Shares are subject to issuance pursuant to outstanding options or rights or warrants to purchase Company Ordinary Shares issued other than pursuant to the Company Stock Option Plans (“Company Warrants”). All Company Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights or equity-based awards with respect to the Company, SSPL, or SSI.

(c) Voting Debt. There are no bonds, debentures, notes or other indebtedness of any Solar Entity (i) having the right to vote on any matters on which stockholders of any Solar Entity may vote (or which is convertible into, or exchangeable for, securities of any Solar Entity having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company, SSPL, or SSI (collectively, “Voting Debt”), issued or outstanding.

(d) Other Securities. As of the date hereof, other than SSPL and SSI, the Company has no other Subsidiaries and owns no equity in any other entity. Other than as set forth in Section 2.2 of the Company Disclosure Schedule, neither SSPL nor SSI owns any equity in any entity as of the date hereof. Except as otherwise set forth in this Section 2.2, there are no authorized or outstanding shares of preferred stock and no securities, options, warrants, calls, rights, Contracts, arrangements or undertakings of any kind to which any Solar Entity is a party or by which any of them is bound obligating any Solar Entity to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, or otherwise granting any Solar Entity the right to have a third party issue, deliver or sell to any Solar Entity, additional shares of capital stock, Voting Debt or other voting securities of any Solar Entity, or obligating any Solar Entity to issue, grant, extend or enter into any such security, option, warrant, call, right, Contract, arrangement or undertaking. All outstanding shares of capital stock of each Solar Entity have been issued and granted in compliance in all material respects with (i) all applicable securities Laws and all other applicable Laws and (ii) all requirements set forth in applicable Contracts with respect to such shares to which the Company is a party. There are no outstanding Contracts to which any Solar Entity is a party to (A) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, any Solar Entity or (B) dispose of any shares of the capital stock of, or other equity or voting interests in, any Solar Entity. No Solar Entity is a party to, nor are there, any voting agreements, irrevocable proxies, voting trusts, registration rights agreements or other voting arrangements with respect to shares of the capital stock of, or other equity or voting interests in, any Solar Entity. For purposes of this Agreement, “Laws” shall mean any federal, state, provincial, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

2.3 Authority. The Company, SSPL and SSI have all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company, SSPL or SSI is a party and the consummation of the transactions contemplated hereby and thereby shall as of the Closing have been duly authorized by all necessary corporate action on the part of the Company, SSPL and SSI, including by the Company’s, SSPL’s and SSI’s Board of Directors and by the Stockholders. This Agreement and each of the Related Agreements to which the Company, SSPL and/or SSI is a party have been duly executed and delivered by the Company, SSPL and/or SSI, as applicable, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company, SSPL and/or SSI, as applicable, enforceable against it in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.4 No Conflict. The execution and delivery by the Company, SSPL and SSI of this Agreement and any Related Agreement to which other is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”): (i) any provision of the Target Charter Documents or the Subsidiary Charter Documents, (ii) any written or oral mortgage, indenture, lease, contract, permit, license, franchise, insurance policy, agreement, instrument, or commitment (each a “Contract”) to which any Solar Entity is a party or by which any of its properties or assets (whether tangible or intangible) are bound, or (iii) any Law applicable to any Solar Entity or any of their respective properties or assets (whether tangible or intangible). Following the Closing and pursuant to the terms of those Contracts to which any of the Solar Entities is a party as of the Closing, the applicable Solar Entity will be permitted to exercise all of its rights under such Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the applicable Solar Entity would otherwise have been required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

2.5 Consents. No consent, notices, waivers, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, provincial, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental entity or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental function (a “Governmental Entity”) or any third party, including a party to any Contract to which any Solar Entity is a party or by which its assets are bound (so as not to trigger any Conflict), is required to be obtained or made by any Solar Entity in connection with the execution and delivery of this Agreement and any Related Agreement to which any Solar Entity is a party or the consummation of the Acquisition and other transactions contemplated hereby and thereby, except for: (i) the consents listed on Section 2.5 of the Company Disclosure Letter (“Company Consents”); (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign, state or provincial securities (or related) Laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and applicable foreign pre-acquisition notice statutes; and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on any Solar Entity or adversely affect the ability of the Company, SSPL, or SSI to consummate the Acquisition within the time frame in which the Acquisition would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings.

2.6 Company Financial Statements. The Company has delivered or made available to Purchaser the Company’s (i) unaudited balance sheets as of March 31, 2007, and March 31, 2008, respectively, and the related unaudited consolidated statements of income, cash flow and members’ equity for the respective years then ended (the “Company Historic Financial Statements”), and (ii) unaudited balance sheet as of June 30, 2008 (the “Balance Sheet Date”) and the related consolidated statements of income, cash flow and members’ equity for the respective three-month period then ended available at the date of this Agreement (together with the Company Historic Financial Statements, the “Financials”). Except as set forth in Section 2.6 of the Company Disclosure Letter, the Company Historic Financial Statements are complete and accurate and fairly present, in conformity with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), in all material respects the financial condition of the Company and the operating results and cash flows as of the dates and during the periods indicated therein, except that the unaudited interim financial statements may not contain all footnotes required by GAAP and were or are subject to normal and recurring year end adjustments. The Company’s unaudited balance sheet as of the Balance Sheet Date as delivered or made available to Purchaser is referred to hereinafter as the “Current Balance Sheet.” The Solar Entities’ books and records have been properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

2.7 Internal Controls. The Solar Entities have established and maintain, adhere to and enforce a system of internal controls over financial reporting, which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Financials) for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Solar Entities, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Solar Entities are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company, of SSPL and of SSI, as applicable, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets, SSPL’s assets or SSI’s assets, as applicable, that could have a material effect on the financial statements of the Solar Entities. Neither any Solar Entity (including any Employee thereof) nor the Company’s independent auditors or legal counsel has identified or been made aware of (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Solar Entities, (B) any fraud, whether or not material, that involves the management or other Employees of any Solar Entity, or (C) any claim or allegation regarding any of the foregoing. In connection with the periods covered by the Financials, the Company, SSPL, and SSI have disclosed to Purchaser all deficiencies and weaknesses identified by the Company, SSPL, or SSI or any of their independent auditors (whether current or former) in the design or operation of internal controls over financial reporting utilized by the Solar Entities.

2.8 No Undisclosed Liabilities. As of the date hereof, the Solar Entities do not have any liability, indebtedness, obligation, unpaid expense, claim, deficiency, guaranty or endorsement (“Indebtedness”) of any type, whether accrued, absolute, contingent, matured, unmatured or otherwise, except for those which (i) have been disclosed, reflected, recorded or reserved against in the Current Balance Sheet, or (ii) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and prior to the date hereof and which are not in excess of $250,000 individually. Set forth on Section 2.8 of the Company Disclosure Letter are all leases and indebtedness of the Company, SSPL, or SSI that have been guaranteed by any of the Stockholders, together with a brief summary describing the nature of each such guarantee.

2.9 No Changes. From the Balance Sheet Date through the date hereof, there has not been, occurred or arisen any (except as contemplated by this Agreement):

(a) transaction by any Solar Entity except in the ordinary course of business as conducted on that date and consistent with past practices or the entry into this Agreement;

(b) modifications, amendments or changes to the Target Charter Documents or Subsidiary Charter Documents;

(c) expenditure, transaction or commitment by any Solar Entity exceeding $250,000 individually;

(d) payment, discharge, waiver or satisfaction, in any amount in excess of $250,000 in any one case, of any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of any Solar Entity), other than payments, discharges or satisfactions in the ordinary course of business or of liabilities recorded or reserved against in the Current Balance Sheet;

(e) destruction of, damage to, or loss of any material assets (whether tangible or intangible) of the Solar Entities (whether or not covered by insurance);

(f) loss of any material business or customer of the Solar Entities;

(g) employment dispute, including claims or matters raised by any individual or Governmental Entity, or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Solar Entities;

(h) adoption or change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Solar Entities, except as required by GAAP, applicable Law or the SEC, or the adoption of U.S. GAAP in connection with the preparation of the Financials;

(i) adoption of or change in any material election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any material claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes with respect to the Solar Entities;

(j) revaluation by the Solar Entities of any of their assets (whether tangible or intangible) from what appears on the Current Balance Sheet, including writing down the value of intangible assets or writing off notes or accounts receivable;

(k) declaration, setting aside or payment of any distribution (whether in cash or property) in respect of any Company Ordinary Shares, Company Preference Shares, SSPL Common Stock, or SSI Common Stock, any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for Company Ordinary Shares, Company Preference Shares, SSPL Common Stock, or SSI Common Stock, or any direct or indirect repurchase, redemption, or other acquisition by any of the Solar Entities of any Company Ordinary Shares, Company Preference Shares, SSPL Common Stock, or SSI Common Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);

(l) split, combination or reclassification of any Solar Entity’s capital stock;

(m) (i) increase in or other change to the salary or other compensation payable or to become payable by the Solar Entities to any officers, employees, consultants or advisors, (ii) the declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Solar Entities of a severance payment, termination payment, bonus or other additional salary or compensation to any such Person, or (iii) adoption or amendment of any Employee Plan, or (iv) execution or amendment of any Employee Agreement with any Employee earning more than $50,000 annually;

(n) sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Solar Entities, including the sale of any accounts receivable of the Solar Entities, or any creation of any security interest in such assets or properties, except the sale of products to customers in the ordinary course of business;

(o) loan by any Solar Entity to any third party, amendment to the terms of any outstanding loan agreement with respect to any loan by a Solar Entity, or purchase by any Solar Entity of any debt securities of any third party, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;

(p) incurrence by any Solar Entity of any indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by any Solar Entity of any indebtedness of a third party, issuance or sale of any debt securities of any Solar Entity or guaranteeing of any debt securities of a third party, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(q) waiver or release of any material right or claim of any Solar Entity, including any write-off or other compromise of any account receivable of such Solar Entity;

(r) commencement or settlement of any Legal Proceeding by any Solar Entity, other than the payment, discharge, settlement or satisfaction for money, of Legal Proceedings (i) in the ordinary course of business consistent with past practice or in amounts not in excess of $25,000 individually or $100,000 in the aggregate, or (ii) which liabilities were recorded or reserved against in the Current Balance Sheet;

(s) the receipt by any Solar Entity of a written or oral notice or threat of any Legal Proceeding against any Solar Entity or relating to any of its businesses, properties or assets;

(t) receipt by any Solar Entity of written or oral notice of any claim or potential claim of ownership, interest or right by any Person other than a Solar Entity of any Company Intellectual Property, or of infringement by any Solar Entity of any other Person’s Intellectual Property;

(u) issuance, grant, delivery, transfer, sale or purchase, or entry into a Contract to issue, grant, deliver, transfer, sell or purchase, by any Solar Entity, of any Company Ordinary Shares, Company Preference Shares, SSI Common Stock, or SSPL Common Stock or securities convertible into, or exercisable or exchangeable for, Company Ordinary Shares, Company Preference Shares, SSI Common Stock, or SSPL Common Stock or any subscriptions, warrants, options, rights or securities to acquire any of the foregoing;

(v) event or condition of any character that has had a Material Adverse Effect on any Solar Entity;

(w) purchase or sale of any interest in real property, granting of any security interest in any real property or lease, license, sublease or other occupancy of any Leased Real Property or other real property by any Solar Entity, except in the ordinary course of business consistent with past practice;

(x) acquisition by any Solar Entity by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Solar Entities;

(y) entry by any Solar Entity into a Contract with (i) respect to any joint venture, strategic partnership or alliance, or (ii) an Affiliate of any of the Solar Entities or of any of the Stockholders;

(z) hiring by any Solar Entity of any employees other than non-officer employees in the ordinary course of business consistent with past practice and at compensation levels substantially comparable to that of similarly situated employees, or promotion, demotion or termination or other material change to the employment status or title of any Employee earning more than $50,000 annually by any Solar Entity;

(aa) to the Company’s, SSI’s or SSPL’s Knowledge, cancellation, amendment or renewal of any insurance policy of any Solar Entity; or

(bb) agreement by any Solar Entity or any Stockholder to do any of the things described in the preceding clauses (a) through (aa) of this Section 2.9 (other than negotiations with Purchaser, the Solar Entities, and the Stockholders and their representatives regarding the transactions contemplated by this Agreement and any Related Agreements).

2.10 Accounts Receivable.

(a) Set forth in Section 2.10 of the Company Disclosure Letter is a list of all accounts receivable of the Solar Entities as of the Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since invoice.

(b) All of the accounts receivable of the Solar Entities as of the Balance Sheet Date and all of the accounts receivable of the Company, of SSI, and of SSPL as of the date hereof, arose in the ordinary course of business, to the Company’s, SSI’s and SSPL’s Knowledge are not subject to any valid set-off or counterclaim, do not represent obligations for goods or services subject to any repurchase or return arrangement other than in the ordinary course of business consistent with past practice, and are to the Company’s, SSI’s and SSPL’s Knowledge collectible except to the extent of reserves therefor set forth in the Current Balance Sheet. As of the date hereof, no Person has any Lien on any accounts receivable of the Company, of SSI, and of SSPL and no written or oral request or agreement for deduction or discount has been received by any Solar Entity with respect to any accounts receivable of any Solar Entity.

2.11 Tax Matters.

(a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, provincial, local and foreign taxes, assessments and other like or similar governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.11(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.11(a) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b) Tax Returns and Audits.

(i) Each Solar Entity has (a) prepared and timely filed all required federal, state, provincial, local, municipal and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes of the Solar Entities and such Returns are true and correct in all material respects and have been completed in accordance with applicable Law and (b) timely paid all Taxes they are required to pay.

(ii) Each Solar Entity has withheld with respect to the Employees and other third parties, all federal, state, provincial and foreign Taxes required to be withheld, and, to the extent required, have timely paid such Taxes withheld over to the appropriate authorities.

(iii) No Solar Entity has been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed in writing against such Solar Entity, nor has any Solar Entity executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) Purchaser or its legal counsel has received copies of all Tax Returns for the Solar Entities filed for all periods beginning January 1, 2005, or later.

(v) No audit or other examination of any Return of any Solar Entity is presently in progress, nor has any Solar Entity been notified orally or in writing of any request for such an audit or other examination.

(vi) No Solar Entity has any liabilities for unpaid Taxes for any period or portion of any period ending on or before the Balance Sheet Date which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and no Solar Entity has incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business.

(vii) There are (and immediately following the Closing there will be) no Liens on the assets of any Solar Entity relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes, which, if adversely determined, would result in any Lien on the assets of any Solar Entity.

(viii) No Solar Entity is a party to any Tax sharing, indemnification or allocation agreement nor does any Solar Entity owe any amount under any such agreement.

2.12 Restrictions on Business Activities. There is no Contract or Order to which any Solar Entity is a party or otherwise binding upon any Solar Entity which prohibits or impairs or which may be reasonably be expected to restrict, prohibit, or impair any business practice or action of the Solar Entities or limits the freedom of the Solar Entities to engage in any line of business or to compete with any Person. Set forth in Section 2.12 of the Company Disclosure Letter is a list as of the date hereof of each Contract to which any Solar Entity is a party or is otherwise binding on a Solar Entity pursuant to which it is restricted from selling, licensing or otherwise distributing any product or from providing any service, in any geographic area, during any period of time, or in any segment of the market, together with a brief summary of such restriction.

2.13 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment; Sufficiency of Assets.

(a) No Solar Entity owns or has ever owned any real property. Section 2.13(a) of the Company Disclosure Letter sets forth as of the date hereof a list of all real property currently leased, subleased or licensed by or from any Solar Entity or otherwise used or occupied by any Solar Entity for the operation of their businesses (the “Leased Real Property”). True and complete copies of each Lease Agreement have been delivered or made available to Purchaser.

(b) Set forth in Section 2.13(b) of the Company Disclosure Letter is a true, correct and complete list as of the date hereof of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property to which any Solar Entity is a party, including all amendments, terminations and modifications thereof (“Lease Agreements”). As of the date hereof, there are no other Lease Agreements for real property affecting the Leased Real Property or to which any Solar Entity is bound.

(c) Each Lease Agreements is a valid and binding agreement of the Solar Entity party thereto, enforceable against such Solar Entity and against each of the counterparties thereto, in accordance with its terms, and is in full force and effect with respect to the Solar Entity party thereto, and the other parties thereto. There is not, under any of such Lease Agreements, any existing default, past due payment of rent, or event of default (or event which with notice or lapse of time, or both, would constitute a default) by any Solar Entity or, to the Company’s, SSI’s or SSPL’s Knowledge, the other parties thereto. No Solar Entity has received any written or oral notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Solar Entities currently occupy all of the Leased Real Property for the operation of their business. To the Company’s, SSI’s or SSPL’s Knowledge, there are no other parties occupying, or, with a right to occupy, the Leased Real Property. No Solar Entity owes brokerage commissions or finders fees with respect to any such Leased Real Property, except as reserved for in the Current Balance Sheet.

(d) The Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed by companies engaged in the same or similar business as the Solar Entities with respect to similar properties, and suitable for the conduct of the Company’s, SSI’s and SSPL’s business as currently conducted. The operation of the Solar Entities’ business as currently conducted on the Leased Real Property does not, nor does such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions, other than any violations that would not have a Material Adverse Effect on any of the Solar Entities.

(e) Each Solar Entity has good and valid title to, or, in the case of leased tangible properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.

(f) All material items of equipment owned or leased by any Solar Entity are (i) adequate for the conduct of the business of the Solar Entities as currently conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear. On the Closing Date, the tangible properties and assets owned, leased or licensed by the Solar Entities will be sufficient with respect to tangible properties and assets to conduct the business of the Solar Entities immediately following the Closing in substantially the same manner as presently conducted by the Solar Entities.

2.14 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Intellectual Property” shall mean any or all of the following (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, mask works, breadboards, netlists, maskworks, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any media.

“Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents and patent applications, (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) other proprietary rights relating to Intellectual Property, (v) trademarks, trade names and service marks, and (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable).

“Company Intellectual Property” shall mean any and all Intellectual Property and Intellectual Property Rights that are owned by or exclusively licensed to any Solar Entity.

“Registered Intellectual Property” shall mean Intellectual Property and Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Entity.

(b) Section 2.14(b) of the Company Disclosure Letter lists as of the date hereof (i) all Registered Intellectual Property owned or exclusively licensed by, or filed in the name of, any Solar Entity (the “Company Registered Intellectual Property”), and (ii) any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent or similar authority anywhere in the world) in which any of the Company Registered Intellectual Property is involved.

(c) The rights of the Solar Entities to each item of Company Registered Intellectual Property is valid and enforceable. All necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other Governmental Entities for the purposes of maintaining such Registered Intellectual Property in connection with the Company’s business as currently conducted. In each case in which any Solar Entity has acquired any Intellectual Property Rights from any Person, such Solar Entity has obtained a valid and enforceable assignment of such Intellectual Property Rights to such Solar Entity sufficient to irrevocably transfer all rights in such Intellectual Property to the Solar Entity, and the Solar Entities have recorded each such assignment with the relevant Governmental Entities, including the PTO, the United States Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be, as is customary for companies engaged in the same or similar business as the Solar Entities. To the Company’s, SSI’s and SSPL’s Knowledge, no Company Intellectual Property is subject to any proceeding or outstanding Order adversely affecting the validity, use or enforceability of the Solar Entities’ rights to such Company Intellectual Property as used in the Solar Entities’ business as currently conducted.

(d) The Company, SSPL or SSI owns or, to the extent it licenses from a third party, has rights to use in the Solar Entities’ business as currently conducted, each item of Company Intellectual Property, including all Company Registered Intellectual Property, free and clear of any Liens. The Company and its Subsidiaries are the exclusive owners or, to the Company’s Knowledge to the extent the Company or its Subsidiaries licenses from a third party, the exclusive licensee, of all Company Intellectual Property.

(e) To the extent that any Company Intellectual Property has been developed or created independently or jointly by any Person other than any Solar Entity for which any Solar Entity has, directly or indirectly, provided consideration for such development or creation, the Solar Entities have a Contract with such Person with respect thereto, and the Solar Entities have obtained ownership of, and is the exclusive owner of, all such Intellectual Property therein and associated Intellectual Property Rights by operation of law or by valid assignment, and has required the waiver of all non-assignable rights, including all author or moral rights by such Person.

(f) No Solar Entity has (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Company Intellectual Property, to any other Person or (ii) permitted the rights of the Solar Entities in such Company Intellectual Property to enter into the public domain.

(g) The Company Registered Intellectual Property constitutes all of the Registered Intellectual Property (except “off-the-shelf” software) used in or necessary to, or that would otherwise be infringed by, the conduct of the business of the Solar Entities as currently conducted.

(h) Section 2.14(h) of the Company Disclosure Letter lists as of the date hereof all Contracts to which any Solar Entity is a party with respect to the license by such Solar Entity of any Intellectual Property Rights from a third party.

(i) No third party that has licensed Intellectual Property or Intellectual Property Rights to any Solar Entity has ownership rights or license rights to improvements or derivative works made by such Solar Entity in such licensed Intellectual Property.

(j) As of the date hereof, no Solar Entity is party to any Legal Proceeding, and the Solar Entities have not received written or oral notice of any violation, with respect to any Contracts between a Solar Entity and any other Person with respect to Company Intellectual Property or other Intellectual Property used in and/or necessary to the conduct of the business regarding the scope of such Contract, or performance under such Contract, including with respect to any payments to be made, or received by such Solar Entity thereunder.

(k) To the Company’s, SSI’s and SSPL’s Knowledge, the operation of the business of the Solar Entities as currently conducted, including the development, design, use, import, branding, advertising, promotion, marketing, distribution and sale of any technology, product or service of the Solar Entities does not infringe or misappropriate any Intellectual Property Rights of any Person and will not infringe or misappropriate when conducted by Purchaser or the Solar Entities following the Closing or violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. As of the date hereof, the Solar Entities have not received written or oral notice from any Person claiming that the operation of the business of the Solar Entities as currently conducted, including the use, import, branding, advertising, promotion, marketing, distribution and sale of any technology or service of the Solar Entities, infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor is there any basis therefor).

(l) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Purchaser by operation of law or otherwise of any Contracts to which any Solar Entity is a party, will result in: (i) Purchaser granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, Purchaser; (ii) Purchaser being bound by, or subject to, any non-compete or other material restriction on the operation or scope of its business; or (iii) Purchaser or the Solar Entities being obligated to pay any royalties or other material amounts to any third party in excess of those payable by the Solar Entities in the absence of this Agreement or the transactions contemplated hereby.

(m) To the Company’s, SSI’s and SSPL’s Knowledge, as of the date hereof no Person is violating, infringing or misappropriating any Company Intellectual Property. As of the date hereof, no Solar Entity has received written or oral notice that any Person is violating, infringing or misappropriating any Company Intellectual Property.

(n) The Company, SSPL, and SSI have taken all reasonable steps as are customary for companies engaged in the same or similar business as the Solar Entities that are required or necessary to protect the rights of the Solar Entities in confidential information and trade secrets of the Solar Entities or provided by any other Person to the Solar Entities. Without limiting the foregoing, (i) the Company, SSPL, and SSI have, and enforces, a policy requiring each current and former employee of any Solar Entity engaged in the development of Company Intellectual Property to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard form for employees (a copy of which has been provided to the Purchaser (the “Proprietary Information Agreement”)), (ii) the Company, SSPL, and SSI have, and enforces, a policy requiring each current and former consultant or contractor of the Solar Entities engaged in the development of Company Intellectual Property to execute a consulting agreement containing proprietary information, confidentiality and assignment provisions substantially in the Company’s standard form for consultants or contractors (a copy of which has been provided to the Purchaser (the “Consultant

Proprietary Information Agreement”)), and (iii) all current and former employees, advisors, consultants and contractors of the Solar Entities engaged in the development of Company Intellectual Property have executed a Proprietary Information Agreement or a Consultant Proprietary Information Agreement, as appropriate.

2.15 Agreements, Contracts and Commitments.

(a) Except as set forth in Section 2.15(a) of the Company Disclosure Letter (specifying the appropriate subparagraph below) (“Material Contracts”), as of the date hereof no Solar Entity is a party to, nor any of their assets are bound by:

(i) any Contract with an Employee or individual consultant or contractor, any Contract to grant any severance or termination pay (in cash or otherwise) to any Employee, or any contractor or consulting Contract with a firm or other organization;

(ii) any Employee Plan or Employee Agreement, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of the occurrence of any of the transactions contemplated by this Agreement;

(iii) any fidelity or surety bond or completion bond in excess of $25,000 individually or $100,000 in the aggregate;

(iv) any lease of personal property having a value in excess of $25,000 individually or $100,000 in the aggregate;

(v) any agreement of indemnification or guaranty;

(vi) any Contract obligating any Solar Entity to make any capital expenditures and involving future payments in excess of $25,000 individually or $100,000 in the aggregate;

(vii) any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of business;

(viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit involving in excess of $25,000 individually or $100,000 in the aggregate;

(ix) any purchase order or Contract for the purchase of materials involving in excess of $25,000 individually or $100,000 in the aggregate;

(x) any joint marketing, strategic alliance, affiliate or development Contract;

(xi) any Contract with an executive officer, Employee earning more than $25,000 annually, director, stockholder or Affiliate of any Solar Entity;

(xii) any Contract relating to the license of intellectual property by a Solar Entity (other than “off-the-shelf” software readily available on commercial terms and in each case for less than $1,000); or

(xiii) any other Contract pursuant to which any Solar Entity has any obligation to pay or expend, or reasonably expects to receive, $25,000 individually or $100,000 in the aggregate or more and is not cancelable without penalty by the Company within thirty (30) days.

(b) Each Material Contract is a valid and binding agreement of the Solar Entity party thereto, enforceable against such Solar Entity, and, to the Company’s, SSI’s, and SSPL’s Knowledge, against each of the counterparties thereto, in accordance with its terms, and is in full force and effect with respect to such Solar Entity, and the counterparties thereto. Each Solar Entity is in compliance with and is not in breach, violation or default under, has not received written or oral notice that it is in breach, violation or default under, and there is no event that with the lapse of time, giving of notice or both would constitute such a breach, violation or default by such Solar Entity under, any of the terms or conditions of any Material Contract to which it is a party. To the Company’s, SSI’s, and SSPL’s Knowledge, as of the date hereof no counterparty to a Material Contract is in breach, violation or default thereunder, nor as of the date hereof is there any event that with the lapse of time, giving of notice or both would constitute such a breach, violation or default by such counterparty. True and complete copies of each Material Contract have been delivered or made available to Purchaser.

(c) Each Solar Entity has fulfilled or will have fulfilled all material obligations required to have been performed by such Solar Entity, prior to the Closing Date pursuant to each Material Contract to which such Solar Entity is a party or to which it is bound.

2.16 Interested Party Transactions. No executive officer, Employee, director, Affiliate, or stockholder of any Solar Entity (nor, to the Company’s, SSI’s, or SSPL’s Knowledge, any immediate family members or Affiliates of any of such Persons) (i) furnishes or sells services, products, technology or Intellectual Property that any Solar Entity furnishes or sells, (ii) purchases from or sells or furnishes to the Solar Entities, any goods, services, products, technology or properties (tangible or intangible), or (iii) is party to any Contract to which any Solar Entity is a party.

2.17 Compliance; Permits; Exports.

(a) Compliance. No Solar Entity is in conflict with, or in default or in violation of, any Law applicable to it or by which it or by which any of its respective businesses or assets is bound, except for those conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on any Solar Entity. No Solar Entity has received written or oral notice that any investigation or review by any Governmental Entity is pending with respect to a conflict with, default or violation of, any Law applicable to it or by which any of its respective businesses or properties is bound, and, to the

Knowledge of the Company, SSI and SSPL, no such investigation or review has been overtly threatened, against the Solar Entities. There is no decree, order, judgment, writ, award, injunction, rule or consent of or by a Governmental Entity (“Order”) to which any Solar Entity is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing the conduct of business by the Solar Entities as currently conducted.

(b) Permits. The Solar Entities hold, to the extent legally required, all consents, authorizations, permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Entities (“Permits”) that are required for the operation of the business of the Solar Entities as currently conducted or as reasonably contemplated to be conducted and the ownership by the Solar Entities of their respective assets, except for those the lack of which would not reasonably be expected to have a Material Adverse Effect on the Company (collectively, “Company Permits”). The Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s, SSI’s, or SSPL’s Knowledge, overtly threatened. The Solar Entities are in compliance in all material respects with the terms of the Company Permits.

(c) Export Control Laws. Each Solar Entity is conducting and has conducted its export transactions in accordance in all material respects with all applicable export and re-export control Laws. Each Solar Entity has obtained, and is in material compliance with, all export Permits required for (A) the export and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”), except as would not have a Material Adverse Effect on the Solar Entities. There are no Legal Proceeding pending or, to the Company’s, SSI’s, or SSPL’s Knowledge, overtly threatened against the Solar Entities, alleging a violation of such Export Approvals or the export control Laws of any Governmental Entity. No Export Approvals for the transfer of export licenses to Purchaser are required for the consummation of the Acquisition.

2.18 Foreign Corrupt Practices Act. Assuming the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), was applicable to all of the Solar Entities, to the Company’s, SSI’s, and SSPL’s Knowledge, no Solar Entity, nor any officer, director, agent, Employee or other Person associated with or acting on their behalf, has, directly or indirectly, violated any provision of the FCPA, and to the Company’s, SSI’s, and SSPL’s Knowledge, none of them has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

2.19 Litigation. As of the date hereof, there is no action, suit, claim or proceeding (each a “Legal Proceeding”) of any nature pending or threatened in writing against the Solar Entities, their properties (tangible or intangible) or any of their directors or executive officers and there is no reasonable basis therefor. To the Company’s, SSI’s, and SSPL’s Knowledge, as of the date hereof, there is no investigation by or before any Governmental Entity pending or overtly threatened against any of the Solar Entities, any of their properties (tangible or intangible) or any of their directors or officers. To the Company’s, SSI’s, and SSPL’s Knowledge, no Governmental Entity has at any time challenged or questioned the legal right of the Solar Entities to conduct their operations. To the Company’s, SSI’s, and SSPL’s Knowledge, there is no Legal Proceeding of any nature pending or overtly threatened as of the date hereof against any Person who has a right pursuant to a Contract to which any Solar Entity is a party or by which any of their assets are bound to indemnification from any Solar Entity related to facts and circumstances existing prior to the Closing.

2.20 Minute Book. Copies of the minute books of the Solar Entities delivered or made available to Purchaser contain complete and accurate records of all actions taken, and all meetings held, by the boards of directors and stockholders of the Solar Entities (and any committees thereof) since the time of formation of each of Solar Entities. At the Closing, the minute books of the Solar Entities will be in the possession of such entities.

2.21 Environmental Matters.

(a) Hazardous Material. No Solar Entity has: (i) operated any underground storage tanks at any property that it has at any time owned, operated, occupied or leased; or (ii) released any amount of any substance that has been designated by any Governmental Entity with jurisdiction over such release or by Law applicable to such release to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including PCBs, asbestos, petroleum and urea-formaldehyde, and all substances listed as hazardous substances or contaminants pursuant to any applicable federal, foreign, state, provincial or local Laws or constituting a hazardous waste (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that any Solar Entity has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. No Solar Entity has transported, stored, used, manufactured, disposed of, released or exposed their employees or others to Hazardous Materials, nor disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Material Activities”), in each case in violation of any Law to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity applicable to such action.

(c) Permits. The Solar Entities currently hold all Permits necessary for the conduct of its Hazardous Material Activities, and other businesses of the Solar Entities as such activities and businesses are currently being conducted.

(d) Environmental Liabilities. As of the date hereof, no Legal Proceeding is pending, and the Solar Entities have not received any threat of a Legal Proceeding relating to the conduct of its Hazardous Material Activities or the handling of any Hazardous Material. No event has occurred that would cause or be reasonably expected to cause the Solar Entities to be involved in any environmental litigation or incur liability.

2.22 Brokers’ and Finders’ Fees. No Solar Entity has incurred, nor will any of them incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the execution and delivery of the Agreement or the consummation of any transaction contemplated hereby, nor will Purchaser incur, directly or indirectly, any such liability based on arrangements made by or on behalf of any Solar Entity.

2.23 Employee Benefit Plans and Compensation.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with such other Person.

“Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, equity or equity-related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including any arrangement for the benefit of Employees who perform services, which is or has been maintained, contributed to, or required to be contributed to, by any Solar Entity for the benefit of any Employee, or with respect to which any Solar Entity has or may have any liability or obligation.

“Employee” shall mean any current or former employee, contractor or consultant of any Solar Entity.

“Employee Agreement” shall mean each management, employment, severance, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other Contract providing for compensation or benefits between any Solar Entity and any Employee.

“Pension Plan” shall mean each Employee Plan which any Solar Entity is a party to or bound by or under which any Solar Entity has any liability or contingent liability, as listed and described in Section 2.23(a) of the Company Disclosure Letter.

(b) Schedule. The Company has made available or provided to Purchaser as of the date hereof an accurate and complete list of each Employee Plan and each Employee Agreement with Employees earning more than $150,000 annually. As of the date hereof, no Solar Entity has made any plan or commitment to establish any new Employee Plan or Employee Agreement, to modify any Employee Plan or Employee Agreement (except to the extent required by Law or to conform any such Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Purchaser in writing, or as required by this Agreement), or to enter into any Employee Plan or Employee Agreement. Section 2.23(b)(2) of the Company Disclosure Letter sets forth as of the date hereof a table setting forth the name and salary of each Employee of the Solar Entities that earn more than $50,000 annually. As of the date hereof, no Solar Entity has received notice of termination from any employee listed on Section 2.23(b)(2) of the Company Disclosure Letter. Section 2.23(b)(3) of the Company Disclosure Letter contains as of the date hereof an accurate and complete list of all Persons that have a consulting or advisory relationship with the Solar Entities.

(c) Documents. The Company has made available or provided to Purchaser as of the date hereof: (i) correct and complete copies of all documents embodying each Employee Plan and each Employee Agreement with any Employee earning more than $50,000 annually, including all amendments thereto and all related trust documents, (ii) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets, (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, (iv) all material written agreements and contracts relating to each Employee Plan, including administrative service agreements and group insurance contracts, (v) all communications material to any Employee or Employees relating to any Employee Plan and any proposed Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to any Solar Entity, (vi) all correspondence to or from any governmental agency relating to any Employee Plan, (vii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Employee Plan, and (viii) all discrimination tests for each Employee Plan for the three most recent plan years, in each case as of the date hereof.

(d) Employee Plan Compliance. Each Solar Entity has performed all obligations required to be performed by it under, is not in default or violation of, and as of the date hereof has not received written notice of default or violation by any other party of, any Employee Plan, and each Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable Laws. There are no Legal Proceedings pending, and as of the date hereof no Solar Entity has received threat of any Legal Proceedings (other than routine claims for benefits), against any Employee Plan or against the assets of any Employee Plan. Each Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Purchaser, any Solar Entity or any Affiliate (other than ordinary administration expenses). As of the date hereof, here are no audits, inquiries or proceedings pending or overtly threatened by any Governmental Entity with respect to any Employee Plan. Each Solar Entity has timely made all contributions and other payments required by and due under the terms of each Employee Plan.

(e) No Self-Insured Plan. Neither any Solar Entity nor any Affiliate of any Solar Entity has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(f) No Post-Employment Obligations. No Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any Person for any reason, except as may be required by applicable statute, and no Solar Entity has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

(g) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any Employee, (ii) result in any forgiveness of indebtedness held by the Solar Entities to an Employee, (iii) materially increase any benefits otherwise payable by the Solar Entities under any Employment Plan, or (iv) result in the acceleration of the time of payment or vesting of any such benefits under any Employment Plan.

(h) Employment Matters. Each Solar Entity (i) is in compliance with all applicable Laws respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours, and in each case, with respect to Employees, (ii) has withheld and reported all amounts required by Law or Contract to be withheld and reported with respect to wages, salaries and other payments to Employees, (iii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). As of the date hereof, there are no Legal Proceedings pending or threatened in writing against the Solar Entities or any of the Employees relating to any Employee, Employee Agreement or Employee Plan. As of the date hereof, there are no Legal Proceedings pending or overtly threatened against the Solar Entities or any Company trustee under any worker’s compensation policy. The services provided by each of the Employees is terminable at the will of the Solar Entity for which such Employee is employed and any such termination would result in no liability to the Solar Entities. Section 2.23(h) of the Company Disclosure Letter lists as of the date hereof all liabilities of the Solar Entities to any Employee, that would result from the termination by the Solar Entities of such Employee’s employment, a change of control of any Solar Entity, or a combination thereof. No Solar Entity has any direct or indirect liability solely with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, except as would not have a Material Adverse Effect on the Solar Entities.

(i) Labor. No work stoppage or labor strike against the Solar Entities is pending or, to the Company’s, SSI’s, or SSPL’s Knowledge, overtly threatened as of the date hereof. To the Company’s, SSI’s, and SSPL’s Knowledge, as of the date hereof there are no activities or proceedings of any labor union to organize any Employees. As of the date hereof, there are no Legal Proceedings pending before any Governmental Entity or overtly threatened relating to any labor matters involving any Employee with respect to the Solar Entities, including charges of unfair labor practices. No Solar Entity has engaged in any unfair labor practices in violation of applicable Law. No Solar Entity is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Solar Entities.

(j) No Interference or Conflict. To the Company’s, SSI’s, and SSPL’s Knowledge, no stockholder, executive officer or Employee of the Solar Entities is obligated under any Contract or any Order that would interfere with such Person’s efforts to promote the interests of the Solar Entities, or that would interfere with the business of the Solar Entities. Neither the execution nor delivery of this Agreement, nor the carrying on of the business of the

Solar Entities as currently conducted, nor any activity of such stockholder, executive officer or Employee in connection with the carrying on of the business of the Solar Entities as currently conducted, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract to which such Person is party, which would result in a Material Adverse Effect on any of the Solar Entities.

2.24 Insurance. The Company has made available or provided to Purchaser as of the date hereof all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, executive officers, Employees and stockholders of the Solar Entities to which any Solar Entity is the beneficiary. Within the last three years, there has been no claim by any Solar Entity pending under any of the insurance policies or bonds to which it is a beneficiary as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or that the Company has a reasonable reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, as of the date hereof there is no pending claim of which its total value (inclusive of defense expenses) will exceed the applicable policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Solar Entities are in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). As of the date hereof, no Solar Entity has received notice of any termination of, or premium increase with respect to, any of such policies. No Solar Entity has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

2.25 Warranties; Indemnities. Except for warranties set forth in Section 2.25 of the Company Disclosure Schedule, including any warranties implied by Law, no Solar Entity has given any warranties or indemnities for which such Solar Entity remains liable relating to any products or technology sold or services rendered by such Solar Entity. Section 2.25 of the Company Disclosure Letter contains a complete record of the warranty claims or defective product claims with respect to any products or technology sold or services rendered by the Solar Entities, including the date of claim, name of claimant, description of claim, resolution or status.

2.26 Customers and Suppliers. As of the date hereof, no current customer, vendor or supplier of the Solar Entities has overtly threatened in to cancel or otherwise modify its business relationship with such Solar Entity, which would be material to the Solar Entities.

2.27 Complete Copies of Materials. The documents delivered or made available to Purchaser or included in the Company Disclosure Letter are true and complete copies of each document (or summaries of same).

2.28 Disclosure. As of the Closing, none of the information supplied in writing by or on behalf of the Solar Entities specifically for inclusion or incorporation by reference in the Proxy Statement at the time the Proxy Statement is mailed or delivered to the stockholders of Purchaser, contained any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under with they are made, not misleading. Each of the Solar Entities agrees to provide to Purchaser a certificate with respect to such information provided to Purchaser for inclusion or incorporation by reference in the Proxy Statement.

2.29 No Other Representations or Warranties. Except for the representations and warranties made by the Company, SSPL, and SSI in this Article II, no Solar Entity makes any representation or warranty with respect to any of the Target Shares, any Solar Entity or its respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Purchaser or its representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

The Stockholders hereby severally represent and warrant to Purchaser, subject to such exceptions as are specifically disclosed in a disclosure letter (referencing the appropriate section, subsection, paragraph and subparagraph numbers) supplied by the Stockholders’ Representative to Purchaser concurrently with the execution of this Agreement (the “Stockholders’ Disclosure Letter”), as follows:

3.1 Organization; Standing. Each Stockholder that is an entity (i) as of the date hereof, is duly organized, validly existing and in good standing under the Laws of their place of incorporation, (ii) has the requisite power and authority to own, lease and operate their properties and to carry on their business as now being conducted, and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to so qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to adversely affect any Stockholder’s ability to consummate the transactions contemplated by this Agreement.

3.2 Ownership of Target Shares. The Target Shares being purchased hereunder by Purchaser are owned of record by the Stockholders listed on Schedule A or B as owning such Target Shares, free and clear of all Liens, and upon the Closings, as applicable, Purchaser shall receive good, valid and marketable title to the Target Shares being acquired hereunder, free and clear of all Liens. No Stockholder is a party to any voting agreements, irrevocable proxies, voting trusts, or other voting arrangements with respect to the Target Shares.

3.3 Authority. Each Stockholder has all requisite corporate and other applicable power and authority to enter into this Agreement and any Related Agreements to which each Stockholder a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Stockholder of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby shall as of the Closing have been duly authorized by all necessary corporate action on the part of any Stockholder that is an entity, including by such Stockholder’s Board of Directors and by its shareholders, member or partners as applicable. This Agreement and any Related Agreements to which a Stockholder is a party have been duly executed and delivered by such Stockholder and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of such Stockholder enforceable against it in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.4 No Conflict. The execution and delivery by each Stockholder of this Agreement and any Related Agreement to which a Stockholder is a party, and the consummation of the transactions contemplated hereby and thereby, will not Conflict with: (i) any provision of the articles of incorporation (including any certificate of designations) and bylaws, or like organizational documents, of a Stockholder, each as amended to date, (ii) any Contract to which a Stockholder is a party or by which any of its properties or assets (whether tangible or intangible) are bound, or (iii) any Law applicable to any Stockholder or any of its properties or assets (whether tangible or intangible), in each case which would adversely affect any Stockholder’s ability to consummate the transactions contemplated by this Agreement.

3.5 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party, including a party to any Contract to which any Stockholder is a party or by which its assets are bound (so as not to trigger any Conflict), is required to be made by a Stockholder in connection with the execution and delivery of this Agreement and any Related Agreements to which any Stockholder is a party or the consummation of the transactions contemplated hereby and thereby, except for: (i) the consents listed on Section 3.5 of the Stockholders’ Disclosure Letter (“Stockholder Consents”), (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign, state or provincial securities (or related) Laws and the HSR Act and applicable foreign pre-acquisition notice statutes, and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not adversely affect the ability of any Stockholder to consummate the Acquisition within the time frame in which the Acquisition would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings.

3.6 No Other Representations or Warranties. Except for the representations and warranties made by the Stockholders in this Article III, no Stockholder makes any representation or warranty with respect to any of the Target Shares, any Stockholder or their business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Purchaser or its representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

3.7 Acquisition of Purchaser Common Stock.

(a) Acquisition Entirely for Own Account. Each Stockholder is acquiring Purchaser Common Stock hereunder for his, her or its own account and not with a view to the resale or distribution of any part thereof.

(b) Disclosure of Information. Each Stockholder acknowledges that all of the Purchaser SEC Documents were fully available to it, and it had reviewed and understands such reports. Each Stockholder acknowledges that it has received all the information that it has requested relating to Purchaser and the transactions contemplated by this Agreement. Each Stockholder further represents that it has had an opportunity to ask questions and receive answers from Purchaser regarding the terms and conditions of its acquisition of the Purchaser Common Stock hereunder and the transactions contemplated by this Agreement.

(c) Accredited Investor; Stockholders’ Representative; Non-US Person. Each Stockholder noted on Schedule A or B with a single asterisk (*) is a “U.S. Person” as defined in Regulation S of the Securities Act and an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act. Each Stockholder noted on Schedule A or B with a double asterisk (**) is a “U.S. Person” as defined in Regulation S of the Securities Act, but not an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act and is represented by the Stockholders’ Representative hereunder for purposes of the Stock Issuance in accordance with Regulation D under the Securities Act. Each Stockholder noted on Schedule A or B with a triple asterisk (***) is not a “U.S. Person” as defined in Regulation S of the Securities Act and is not acquiring the securities for the account or benefit of any “U.S. Person” as defined in Regulation S of the Securities Act.

(d) Restricted Securities. Each Stockholder understands that the Purchaser Common Stock it will acquire hereunder constitutes “restricted securities” from Purchaser under the United States federal securities laws and that under such laws and applicable regulations such securities may only be sold in the United States pursuant to an effective registration statement or an available exemption from registration. Each Stockholder understands that, subject to certain limitations, the currently available exemption from registration under Rule 144 requires the securities to be held for a certain period of time before they can be sold in the United States.

(e) Legend. It is understood that the certificates evidencing the Purchaser Common Stock shall bear one of the following legends, as applicable:

Stockholders deemed to be a “U.S. Person” as defined in Regulation S of the Securities Act shall receive certificates evidencing the Purchaser Common Stock with the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO COUNSEL FOR THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER, OR DISPOSITION MAY BE EFFECTUATED WITHOUT REGISTRATION UNDER THE ACT.”

Stockholders deemed not to be a “U.S. Person” as defined in Regulation S of the Securities Act shall receive certificates evidencing the Purchaser Common Stock with the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “US SECURITIES ACT”), AND ARE RESTRICTED SECURITIES (AS DEFINED IN RULE 144 UNDER THE US SECURITIES ACT). EACH PURCHASER OF THESE SECURITIES ARE HEREBY NOTIFIED THAT THE SELLER OF THESE SECURITIES MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE US SECURITIES ACT PROVIDED BY RULE 144A OR REGULATION S THEREUNDER.

THE HOLDER OF THESE SECURITIES AGREES FOR THE BENEFIT OF THE COMPANY THAT: (A) THESE SECURITIES MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY: (I) OUTSIDE OF THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 UNDER THE US SECURITIES ACT; (II) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE US SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE); OR (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE US SECURITIES ACT, IN EACH CASE (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES; AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THESE SECURITIES FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE. PRIOR TO PERMITTING ANY TRANSFER, THE COMPANY MAY REQUEST AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH TRANSFER IS TO BE EFFECTED IN A TRANSACTION MEETING THE REQUIREMENTS OF REGULATION S UNDER THE US SECURITIES ACT OR IS EXEMPT FROM REGISTRATION. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED DIRECTLY OR INDIRECTLY, UNLESS IN COMPLIANCE WITH THE US SECURITIES ACT.”

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As of the date hereof, Purchaser hereby represents and warrants to the Company and the Stockholders, subject to such exceptions as are specifically disclosed in a disclosure letter (referencing the appropriate section, subsection, paragraph and subparagraph numbers) supplied by the supplied by Purchaser to the Company and the Stockholders’ Representative concurrently with the execution of this Agreement (the “Purchaser Disclosure Letter”), as follows:

4.1 Organization; Standing; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. Purchaser (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to so qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser or adversely affect on Purchaser’s ability to consummate the transactions contemplated by this Agreement.

(b) Charter Documents. Purchaser has delivered or made available to the Company and the Stockholders’ Representative true and correct copies of the articles of incorporation (including any certificate of designations) and bylaws, or like organizational documents, of Purchaser (collectively, the “Purchaser Charter Documents”), and each such instrument is in full force and effect. Purchaser is not in violation of any of the provisions of the Purchaser Charter Documents, except for such violations that would not result in a Material Adverse Effect on Purchaser.

(c) Subsidiaries. Purchaser (i) has no Subsidiaries, and (ii) does not own, directly or indirectly, any securities or capital stock of, or other equity or voting interests of any nature in, any Person. Purchaser does not own, directly or indirectly, any securities or capital stock of, or other equity or voting interests of any nature in, any Person.

(d) Directors. Section 4.1(d) of the Purchaser Disclosure Letter lists the directors of Purchaser as of the date hereof.

(e) Officers. Section 4.1(e) of the Purchaser Disclosure Letter lists the officers of Purchaser as of the date hereof.

4.2 Capital Structure.

(a) Purchaser Capital Stock. The authorized capital stock of Purchaser consists of: (i) 50,000,000 shares of Purchaser Common Stock, and (ii) 5,000,000 shares of Purchaser Preferred Stock. As of the date hereof: (x) 14,200,000 shares of Purchaser Common Stock were issued and outstanding issued and outstanding as of the date hereof, (y) no shares of Purchaser Preferred Stock are issued and outstanding, and (z) no shares of Purchaser Common Stock or Purchaser Preferred Stock were issued and held by Purchaser in its treasury. No other shares of Purchaser capital stock are issued. All of the issued and outstanding shares of capital stock of the Purchaser are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(b) Equity Rights. Except for (i) warrants to purchase up to 11,700,000 shares of Purchaser Common Stock (the “Purchaser Warrants”) and (ii) options to purchase up to 500,000 units, where each unit consists of one share of Purchaser Common Stock and one warrant to purchase one share of Purchaser Common Stock (the “Underwriter Purchase Options”), there are no outstanding or authorized subscriptions, options, warrants, or other similar rights providing for the issuance, delivery or sale of, or obligating the company to issue, deliver or sale, any shares of capital stock of Purchaser. Except for the Stock Option Plan as of the Closing, there are no stock purchase, stock appreciation, phantom stock, profit participation or other similar rights or equity-based awards with respect to Purchaser.

(c) Voting Debt. There are no bonds, debentures, notes or other indebtedness of Purchaser (i) having the right to vote on any matters on which stockholders of Purchaser may vote (or which is convertible into, or exchangeable for, securities of Purchaser having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of Purchaser (collectively, “Purchaser Voting Debt”), issued or outstanding.

(d) Other Securities. Except as otherwise set forth in this Section 4.2, there are no securities, options, warrants, calls, rights, Contracts, arrangements or undertakings of any kind to which Purchaser is a party or by which it is bound obligating Purchaser to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, or otherwise granting Purchaser the right to have a third party issue, deliver or sell to Purchaser additional shares of capital stock, Purchaser Voting Debt or other voting securities of Purchaser, or obligating Purchaser to issue, grant, extend or enter into any such security, option, warrant, call, right, Contract, arrangement or undertaking. All outstanding shares of Purchaser Common Stock have been issued and granted in compliance in all material respects with (i) all applicable securities Laws and all other applicable Laws and (ii) all requirements set forth in applicable Contracts with respect to such shares to which Purchaser is a party. There are no Contracts to which Purchaser is a party to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, Purchaser. Purchaser is not a party to, nor are there, any voting agreements, irrevocable proxies, voting trusts, registration rights agreements or other voting arrangements with respect to shares of the capital stock of, or other equity or voting interests in, Purchaser.

4.3 Authority. Subject to obtaining stockholder approval, Purchaser has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby shall as of the Closing have been duly authorized by all necessary corporate action on the part of Purchaser. The affirmative vote of the holders of a majority of the outstanding shares of Purchaser Common Stock present in person or by proxy in favor of the Acquisition and the Stock Issuance at a meeting duly called and held for approval of such matters are the only votes of the holders of any class or series of Purchaser capital stock necessary to approve the Acquisition, the Stock Issuance and the transactions contemplated by this Agreement. This Agreement and any Related Agreements to which Purchaser is a party have been duly executed and delivered by Purchaser and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Purchaser enforceable against it in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.4 No Conflict. The execution and delivery by Purchaser of this Agreement and any Related Agreement to which Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby, will not Conflict with (assuming Purchaser obtains stockholder approval of the Purchaser Stockholder Approval Items and amends its certificate of incorporation to authorize a sufficient number of shares of Purchaser Common Stock): (i) any provision of the Purchaser Charter Documents, (ii) any Contract to which Purchaser is a party or by which any of its properties or assets (whether tangible or intangible) are bound, (iii) any Law applicable to Purchaser or any of its properties or assets (whether tangible or intangible), or (iv) the rules and regulations of AMEX, on which the Purchaser Common Stock is quoted.

4.5 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party, including a party to any Contract to which Purchaser is a party or by which its assets are bound (so as not to trigger any Conflict), is required to be made by Purchaser in connection with the execution and delivery of this Agreement and any Related Agreements to which Purchaser is a party or the consummation of the transactions contemplated hereby and thereby, except for: (i) the consents listed on Section 4.5 of the Purchaser Disclosure Letter (“Purchaser Consents”), (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign, state or provincial securities (or related) Laws and the HSR Act and applicable foreign pre-acquisition notice statutes, (iii) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) approval of the listing of Purchaser Common Stock on AMEX and the shares of Purchaser Common Stock issuable, and those required to be reserved for issuance, in connection with the Stock Issuance and the Stock Option Plan, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country with respect to the Stock Issuance, and (vi) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on Purchaser or adversely affect the ability of Purchaser to consummate the Acquisition within the time frame in which the Acquisition would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings.

4.6 SEC Documents.

(a) Purchaser has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under of the Securities Act and Exchange Act (the “Purchaser SEC Documents”). A true and complete copy of each Purchaser SEC Document is available on the web site maintained by the SEC at http://www.sec.gov. As of their respective filing dates, Purchaser SEC Documents complied in all material respects with the requirements of the Securities Act and Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to Purchaser, and no Purchaser SEC Documents contained on their respective filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Purchaser SEC Document filed prior to the date of this Agreement.

(b) Each of the financial statements of Purchaser (including, in each case, any related notes thereto) contained in Purchaser SEC Documents, (i) complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to Purchaser, (ii) are complete and accurately and fairly present, in conformity with GAAP applied on a consistent basis throughout the periods indicated therein (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any similar or successor form under the Exchange Act), the financial condition of Purchaser and the operating results and cash flows as of the dates and during the periods indicated therein, except that the unaudited interim financial statements may not contain all footnotes required by GAAP and were or are subject to normal and recurring year end adjustments. Purchaser’s books and records have been properly and accurately maintained in all material respects, and, to Purchaser’s Knowledge, there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(c) Purchaser has no Indebtedness of any type, whether accrued, absolute, contingent, matured, unmatured or otherwise, except for those which (i) have been disclosed, reflected, recorded or reserved against in the unaudited balance sheet of Purchaser as of June 30, 2008 (the “Purchaser Balance Sheet Date”) contained in Purchaser’s Quarterly Report on Form 10-Q, filed with the SEC on August 14, 2008, or (ii) have arisen in the ordinary course of business consistent with past practices since the Purchaser Balance Sheet Date. Set forth on Section 4.6(c) of the Purchaser Disclosure Letter are all leases and indebtedness of Purchaser that have been guaranteed by a stockholder of Purchaser and the name of the guaranteeing stockholder(s), together with a brief summary describing the nature of each such guarantee.

4.7 Tax Matters. Purchaser filed all material Tax Returns required to be filed by it and has paid, or has adequately reserved (in accordance with GAAP) for the payment of, all Taxes required to be paid (whether or not shown on any Tax Returns), and the most recent financial statements contained in the Purchaser SEC Documents reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by Purchaser through the date of such financial statements. No material deficiencies for any Taxes have been asserted or assessed, or to Purchaser’s Knowledge, proposed, against Purchaser that are not subject to adequate reserves (in accordance with GAAP) in the most recent financial statements contained in the Purchaser SEC Documents. There is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of Purchaser, nor to Purchaser’s Knowledge is there any such claim or dispute pending or contemplated. Purchaser has delivered or made available to the Stockholders’ Representative correct and complete copies of all Returns, if any, filed by Purchaser, and all examination reports and statements of deficiencies assessed or asserted against or agreed to by the Purchaser, since its inception and any and all correspondence with respect to the foregoing.

4.8 Litigation. There is no Legal Proceeding of any nature pending or, to Purchaser’s Knowledge, threatened in writing against Purchaser, its properties (tangible or intangible) or any of its directors or executive officers with respect to the business of Purchaser. To Purchaser’s Knowledge, there is no investigation by or before any Governmental Entity pending or threatened in writing against Purchaser, any of its properties (tangible or intangible) or any of its directors or executive officers with respect to the business of Purchasers. To Purchaser’s Knowledge, no Governmental Entity has at any time challenged or questioned the legal right of Purchaser to conduct its operations as currently conducted or its ability to consummate the Acquisition. To Purchaser’s Knowledge, there is no Legal Proceeding pending or threatened in writing against any Person who has a right pursuant to a Contract to which Purchaser is a party or by which any of its assets are bound to indemnification from Purchaser related to facts and circumstances existing prior to the Closing.

4.9 Compliance; Permits.

(a) Compliance. Purchaser is not in conflict with, or in default or in violation of, any Law applicable to Purchaser or by which any of its business or properties is bound, except for those conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser. Purchaser has not received written notice that any investigation or review by any Governmental Entity is pending with respect to a conflict with, default or violation of, any Law applicable to Purchaser or by which any of its business or properties is bound, and, to the Knowledge of Purchaser, no such investigation or review has been threatened in writing, against Purchaser. There is no Order to which Purchaser is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing the conduct of business by Purchaser as currently conducted or its ability to consummate the Acquisition.

(b) Permits. Purchaser holds, to the extent legally required, all Permits that are required for the operation of the business of Purchaser as currently conducted, the consummation of the Acquisition (subject to the consents, approvals, orders, authorizations, registrations, declarations or filings listed or disclosed in Section 4.5), and ownership by Purchaser of its assets (collectively, “Purchaser Permits”). To Purchaser’s Knowledge, the Purchaser Permits are in full force and effect and no suspension or cancellation of any of the Purchaser Permits is pending or threatened in writing. Purchaser is in compliance in all material respects with the terms of the Purchaser Permits.

4.10 Internal Controls. Purchaser has established and maintains, adheres to and enforces a system of internal controls over financial reporting, which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Purchaser, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Purchaser are being made only in accordance with appropriate authorizations of management and the Board of Directors of Purchaser, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Purchasers assets, that could have a material effect on the financial statements of Purchaser. Neither Purchaser (including any Employee thereof) nor Purchaser’s independent auditors or legal counsel has identified or been made aware of (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by Purchaser, (B) any fraud, whether or not material, that involves the management or other employees of Purchaser, or (C) any claim or allegation regarding any of the foregoing. In connection with the periods covered by the financial statements of Purchaser, Purchaser has disclosed to the Company all deficiencies and weaknesses identified by Purchaser or any of its independent auditors (whether current or former) in the design or operation of internal controls over financial reporting utilized by Purchaser.

4.11 Foreign Corrupt Practices Act. To Purchaser’s Knowledge, neither Purchaser, nor any officer, director, agent, employee or other Person associated with or acting on its behalf, has, directly or indirectly, violated any provision of the FCPA, and to Purchaser’s Knowledge, none of them has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

4.12 Minute Book. The minutes of Purchaser delivered to counsel for the Company contain fair and accurate records of all actions taken, and all meetings held, by the board of directors and stockholders of Purchaser (and any committees thereof) since the time of formation of Purchaser. At the Closing, the minute books of Purchaser will be in its possession.

4.13 Brokers’ and Finders’ Fees. Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the execution and delivery of the Agreement or any transaction contemplated hereby, nor will the Company, SSI, SSPL or any of the Stockholders incur, directly or indirectly, any such liability based on arrangements made by or on behalf of Purchaser.

4.14 Shares of Purchaser Common Stock. The shares of Purchaser Common Stock issuable to the Stockholders pursuant to Sections 1.4 and 1.6, when issued and delivered in compliance with the provisions of this Agreement, will be validly issued, and will be fully paid and nonassessable, and not subject to any preemptive rights or rights of first refusal. Such shares of Purchaser Common Stock will be free of any Liens, other than any Liens created by or imposed upon the Stockholders; provided that such shares shall be subject to certain restrictions as set forth herein and in the Lock-Up Agreement and the Escrow Agreement.

4.15 Board Approval. The Board of Directors of Purchaser has, by resolutions duly adopted by unanimous vote at a meeting of all directors duly called and held and not subsequently rescinded or modified in any way prior to the date hereof, (i) determined that the Acquisition is fair to, and in the best interests of Purchaser and its stockholders and declared the Acquisition to be advisable, (ii) approved this Agreement and the transactions contemplated hereby, including the Acquisition, and (iii) recommended that the stockholders of Purchaser approve (a) the Acquisition, (b) the adoption by Purchaser of a 2008 Stock Option Plan in a form mutually agreed to by Purchaser and the Stockholders’ Representative that complies with all applicable Laws with an available and reserved pool of 10,000,000 shares of Purchaser Common Stock for grant thereunder (the “Stock Option Plan”), (c) the amendment of Purchaser’s certificate of incorporation to (A) increase the number of authorized shares of Purchaser Common Stock to 140,000,000, (B) delete Article V, and (C) change the name of the corporation to “Solar Semiconductor Corporation”, and (d) the Stock Issuance (the items described in clauses (a) through (d), collectively, the “Purchaser 2009 Stockholder Approval Items”), and directed that such matters be submitted to Purchaser’s stockholders at the Purchaser 2009 Stockholders’ Meeting. The Audit Committee of Purchaser upon completion of the Acquisition shall appoint the Independent Accountants, as the independent registered public accountants of Purchaser for the fiscal year ended December 31, 2009.

4.16 No General Solicitation. Neither Purchaser, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Purchaser Common Stock to be issued in the Stock Issuance.

4.17 No Integrated Offering. Neither Purchaser, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Purchaser Common Stock being issued pursuant to the Stock Issuance under the Securities Act or cause this offering of the Purchaser Common Stock to be integrated with prior offerings by Purchaser for purposes of the Securities Act.

4.18 Expenses. Section 4.18 of the Purchaser Disclosure Letter sets forth as of the date hereof the amounts held by Purchaser outside of the trust account (the “Fund”), and an estimate of all such fees and expenses to be incurred through the date of the Initial Closing (in aggregate, the “Purchase Third Party Expense Amount”).

4.19 Trust Account Fund. Upon the Closing, the cash or cash equivalents released from the Fund pursuant to the terms of the Investment Management Trust Agreement, dated February 14, 2007, between Continental Stock Transfer &Trust Company and Purchaser shall not be subject to any restrictions and shall equal in amount the amount held in the Fund, plus interest accrued thereon, less the aggregate Conversion Price (as defined in the Purchaser Charter Documents) paid in respect of conversion of Purchaser Common Stock in accordance with the Purchaser Charter Documents, any conversions made in connection with Purchaser’s extension of the End Date as contemplated in Section 9.1(b), if any, and the Purchaser Third Party Expense Amount.

4.20 Disclosure. As of the Closing, the Proxy Statement, at the time the Proxy Statement was mailed or delivered to the stockholders of Purchaser, shall not, other than any information about Stockholders and the Solar Entities, have contained any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under with they are made, not misleading.

4.21 Representations Complete. None of the representations or warranties made by Purchaser (as modified by the Purchaser Disclosure Letter) in this Agreement, and none of the statements made in the Purchaser Disclosure Letter or any exhibit, schedule or certificate furnished by Purchaser pursuant to this Agreement contains, or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

4.22 No Other Representations or Warranties. Except for the representations and warranties made by Purchaser in this Article IV, Purchaser makes no representation or warranty with respect to any of the Purchaser Common Stock to be issued in the Stock Issuance, Purchaser or its business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company, SSPL, SSI, the Stockholders or their representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, Purchaser shall prepare and file with the SEC a preliminary proxy statement relating to a meeting of Purchaser’s stockholders to be held to consider the approval of the Purchaser Stockholder Approval Items (the “Preliminary Proxy Statement”).

(b) Purchaser shall use its reasonable best efforts to cause to be filed as promptly as reasonably practicable a final proxy statement relating to a meeting of Purchaser’s stockholders to be held to consider the approval of the Purchaser Stockholder Approval Items (the “Final Proxy Statement” and together with the Preliminary Proxy Statement, the “Proxy Statement”) and shall use its reasonable best efforts to comply with the Exchange Act and the rules and regulations of the SEC in preparing and filing such Proxy Statement.

(c) The Company, SSI and SSPL shall promptly provide to Purchaser such information concerning its business affairs and financial statements and financial information as, in the reasonable judgment of Purchaser or its counsel, may be required or appropriate for inclusion in the Proxy Statement pursuant to this Section 5.1, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Proxy Statement. The Company shall cooperate with Purchaser (and its counsel) in the preparation of the Proxy Statement and any amendment or supplement thereto.

5.2 Reporting Status. During the period beginning on the date of this Agreement and ending on the earlier to occur of the Closing Date or the termination of this Agreement pursuant to its terms, Purchaser shall file in a timely manner all reports required to be filed with the SEC pursuant to the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and Purchaser shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations of the SEC promulgated thereunder would otherwise permit such termination.

5.3 AMEX Listing. During the period beginning on the date of this Agreement and ending on the earlier to occur of the Closing Date or the termination of this Agreement pursuant to its terms, Purchaser shall comply in all respects with the listing requirements and rules and regulations of AMEX to maintain the listing of Purchaser’s securities on AMEX.

5.4 Reservation of Shares. Purchaser shall take all action reasonably necessary in accordance with the Purchaser Charter Documents and applicable Laws to at all times have authorized, and reserved for the purpose of issuance, such number of shares of Purchaser Common Stock as shall be necessary to effect the payment of the Earn Out Payments. If at any time Purchaser does not have available such shares of Purchaser Common Stock as shall from time to time be sufficient to effect the payment of the Earn Out Payments, Purchaser shall call and hold a special meeting of its stockholders within sixty (60) days of such occurrence, for the sole purpose of increasing the number of shares authorized. Purchaser shall cause the Board of Directors of Purchaser to recommend to Purchaser’s stockholders to vote in favor of increasing such number of shares of Purchaser Common Stock authorized.

5.5 Purchaser 2008 Stockholders Meeting; Board Recommendations.

(a) Meeting of Stockholders. Promptly after the date hereof, Purchaser will take all action necessary in accordance with the rules and regulations of the SEC and AMEX, the Purchaser Charter Documents and applicable Laws to call, hold and convene a meeting of its stockholders to consider the approval of the Purchaser 2008 Stockholder Approval Items (the “Purchaser 2008 Stockholders’ Meeting”) to be held as promptly as practicable after the filing of the Preliminary Proxy Statement. Purchaser will use all reasonable best efforts to solicit from its stockholders proxies in favor of the Purchaser 2008 Stockholder Approval Items, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules and regulations of the SEC and AMEX, the Purchaser Charter Documents and applicable Laws to obtain such approvals. Purchaser shall ensure that the Purchaser 2008 Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by its in connection with the Purchaser 2008 Stockholders’ Meeting are solicited in compliance with the rules and regulations of the SEC and AMEX, the Purchaser Charter Documents and applicable Laws.

(b) Board Recommendation. Purchaser shall cause the Board of Directors of Purchaser to recommend that the stockholders of Purchaser vote in favor of the approval the Purchaser 2008 Stockholder Approval Items at the Purchaser 2008 Stockholders’ Meeting. Purchaser shall cause the preliminary and final proxy statement with respect to such meeting to include a statement to the effect that the Board of Directors of Purchaser has recommended that Purchaser’s stockholders vote in favor of the Purchaser 2008 Stockholder Approval Items at the Purchaser 2008 Stockholders’ Meeting. Subject to applicable Laws, Purchaser shall cause the Board of Directors of Purchaser and any committee thereof to refrain from withdrawing, amending or modifying, or proposing or resolving to withdraw, amend or modify in a manner adverse to the other parties, the recommendation of its Board of Directors that the stockholders of Purchaser vote in favor of the approval of the Purchaser 2008 Stockholder Approval Items.

5.6 Purchaser 2009 Stockholders Meeting; Board Recommendations.

(a) Meeting of Stockholders. Promptly after the filing of the Final Proxy Statement, Purchaser will take all action necessary in accordance with the rules and regulations of the SEC and AMEX, the Purchaser Charter Documents and applicable Laws to call, hold and convene a meeting of its stockholders to consider the approval of the Purchaser 2009 Stockholder Approval Items (the “Purchaser 2009 Stockholders’ Meeting”) to be held as promptly as practicable after the filing of the Final Proxy Statement. Purchaser will use all reasonable best efforts to solicit from its stockholders proxies in favor of the Purchaser 2009 Stockholder Approval Items, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules and regulations of the SEC and AMEX, the Purchaser Charter Documents and applicable Laws to obtain such approvals. Purchaser shall ensure that the Purchaser 2009 Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by its in connection with the Purchaser 2009 Stockholders’ Meeting are solicited in compliance with the rules and regulations of the SEC and AMEX, the Purchaser Charter Documents and applicable Laws.

(b) Board Recommendatiosn. Purchaser shall cause the Board of Directors of Purchaser to recommend that the stockholders of Purchaser vote in favor of the approval the Purchaser Stockholder Approval Items at the Purchaser Stockholders’ Meeting. Purchaser shall cause the Proxy Statement to include a statement to the effect that the Board of Directors of Purchaser has recommended that Purchaser’s stockholders vote in favor of the Purchaser Stockholder Approval Items at the Purchaser Stockholders’ Meeting. Subject to applicable Laws, Purchaser shall cause the Board of Directors of Purchaser and any committee thereof to refrain from withdrawing, amending or modifying, or proposing or resolving to withdraw, amend or modify in a manner adverse to the other parties, the recommendation of its Board of Directors that the stockholders of Purchaser vote in favor of the approval of the Purchaser Stockholder Approval Items.

5.7 Board and Stockholder Approvals. Purchaser shall cause the Board of Directors of Purchaser any committee thereof to refrain from withdrawing, amending or modifying, or proposing or resolving to withdraw, amend or modify in a manner adverse to the other parties, or in any way challenge the effectiveness or validity of the approvals of their respective Board of Directors and stockholders approving the Acquisition. The Stockholders shall not withdraw, amend or modify, or propose to resolve to withdraw, amend or modify in a manner adverse to Purchaser, or in any way challenge the effectiveness or validity of this Agreement or the approval of the Stockholders approving the Acquisition.

5.8 AMEX Approval. Prior to the Closing, Purchaser shall use its reasonable best efforts to obtain approval of the listing of Purchaser Common Stock on AMEX, and the listing on AMEX of the shares of Purchaser Common Stock issuable, and those required to be reserved for issuance, in connection with the Stock Issuance and the Stock Option Plan, subject to official notice of issuance.

5.9 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the confidentiality provisions of the letter of intent entered into by Purchaser and Company on September 15, 2008 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Purchaser, the Company, and the Stockholders agree to be bound by the terms of such agreement and to hold, and cause their respective directors, officers, Employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any non-public information in accordance with the terms of the Confidentiality Agreement.

5.10 Access to Information. During the period beginning on the date of this Agreement and ending on the earlier to occur of the Closing Date or the termination of this Agreement pursuant to its terms, the Company shall afford Purchaser and Purchaser’s agents reasonable access during the Company’s regular business hours, upon reasonable advance notice, to its properties, books, records and personnel to obtain all information concerning its business

(including the businesses of its Subsidiaries), including the status of product development efforts, properties, results of operations and personnel, as Purchaser may reasonably request. Purchaser shall hold all information received pursuant to this Section 5.10 confidential in accordance with the terms of the Confidentiality Agreement. Notwithstanding the foregoing, this Section 5.10 shall not require any Solar Entity to permit any inspection, or to disclose any information, that would result in (i) the waiver of any applicable attorney-client privilege, or (ii) the violation of any Laws. No information or knowledge obtained in any investigation or notification pursuant to this Section 5.10 or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the Company or the Stockholders or the conditions to the obligations of Purchaser hereto under this Agreement.

5.11 Regulatory Filings; Reasonable Best Efforts.

(a) Regulatory Filings. The Company and Purchaser shall coordinate and cooperate with one another and shall each use its reasonable best efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Laws, and as promptly as practicable after the date hereof, each of Purchaser and the Solar Entities shall make all filings, notices, petitions, statements, registrations, submissions of information, applications or submissions of other documents required by any Governmental Entity in connection with the Acquisition and the transactions contemplated hereby, including: (i) filings of any pre-acquisition notification forms required by the acquisition notification or control Laws of any applicable jurisdiction, as agreed by the parties hereto, and (ii) any filings required under the Exchange Act and the securities Laws of any foreign country, or any other Law relating to the Acquisition. Each of Purchaser, the Company and Purchaser will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.11(a) to comply in all material respects with all applicable Laws.

(b) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth herein, each of the parties hereto and Purchaser agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Acquisition and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) defending of any Legal Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) meetings with and presentations to Purchaser’s stockholders regarding the Acquisition, and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Law is or becomes applicable to the Acquisition, this Agreement or any of the transactions contemplated by this Agreement, use its reasonable best efforts to ensure that the Acquisition and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on the Acquisition, this Agreement and the transactions contemplated hereby.

5.12 Notification of Certain Matters.

(a) By the Company and the Stockholders’ Representative. The Company or the Stockholders’ Representative, as applicable, shall give prompt written notice to Purchaser of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement Known to the Company or any of the Stockholders, in each case, such that the conditions set forth in Sections 7.1 and 7.2 would not be satisfied; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition or deemed to be an admission of the materiality of such item disclosed. The Company or the Stockholders’ Representative shall promptly notify Purchaser of any event or state of facts before the Closing that constitutes a Material Adverse Effect on the Company. Any such notification shall not be deemed to amend the schedules hereto for purposes of determining whether the conditions set forth in Article VII hereof have been satisfied and shall not be deemed to cure any breach of any representation or warranty or to limit the rights and remedies of the parties under this Agreement for any breach by the other parties of such representations and warranties.

(b) By Purchaser. Purchaser shall give prompt notice to the Company of any representation or warranty made by it or Purchaser contained in this Agreement becoming untrue or inaccurate, or any failure of Purchaser to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement Known to Purchaser, in each case, such that the conditions set forth in Sections 7.1 and 7.3 would not be satisfied; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition or deemed to be an admission of the materiality of such item disclosed. Purchaser shall promptly notify the Company or the Stockholders’ Representative of any event or state of facts before the Closing that constitutes a Material Adverse Effect on Purchaser. Any such notification shall not be deemed to amend the schedules hereto for purposes of determining whether the conditions set forth in Article VII hereof have been satisfied and shall not be deemed to cure any breach of any representation or warranty or to limit the rights and remedies of the parties under this Agreement for any breach by the other parties of such representations and warranties.

(c) Third-Party Consents. As soon as practicable following the date hereof, Purchaser, each of the Stockholders, and the Solar Entities shall each use its reasonable best efforts to obtain any consents, waivers or approvals under any of its or their Subsidiaries’, as applicable, respective Contracts required to be obtained in connection with the consummation of the Acquisition and the transactions contemplated by this Agreement and the Related Agreements.

5.13 Stock Option Plan Matters.

(a) Stock Option Plan. Purchaser shall take all action necessary in accordance with the rules and regulations of AMEX, the Purchaser Charter Documents and applicable Laws, subject to approval of the Stock Option Plan by the stockholders at the Purchaser Stockholder’s Meeting and approval of the Stock Option Plan by AMEX, as required, to adopt the Stock Option Plan effective as of the Closing Date.

(b) Assumption and Exchange of Company Options. At the Initial Closing, Purchaser shall take all required actions such that each then outstanding Company Option, whether or not exercisable at the Initial Closing and regardless of the respective exercise prices thereof, will be assumed and replaced by Purchaser under the Stock Option Plan. Each Company Option so assumed by Purchaser under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Option (including any applicable stock option agreement or other document evidencing such Company Option) immediately prior to the Initial Closing (including any repurchase rights or vesting provisions), except that (i) each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of Company Ordinary Shares that were issuable upon exercise of such Company Option immediately prior to the Initial Closing multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per Company Ordinary Shares at which such Company Option was exercisable immediately prior to the Initial Closing by the Exchange Ratio, rounded up to the nearest whole cent. Each assumed Company Option shall be vested immediately following the Initial Closing as to the same percentage of the total number of shares subject thereto as it was vested as to immediately prior to the Initial Closing, except to the extent such Company Option by its terms in effect prior to the date hereof provides for acceleration of vesting. As soon as reasonably practicable, Purchaser will use all reasonable efforts to issue to each Person who holds an assumed Company Option a document evidencing the foregoing assumption and replacement of such Company Option by Purchaser.

(c) Incentive Stock Options. The conversion of Company Options provided for in this Section 5.12, with respect to any options which are intended to be “incentive stock options” (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

(d) Form S-8. Purchaser agrees to file a registration statement on Form S-8 for the shares of Purchaser Common Stock issuable with respect to options granted under the Stock Option Plan to the extent Form S-8 is available as soon as is reasonably practicable after the Closing and shall use its reasonable best efforts to maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

(e) Assumption and Exchange of Company Warrants. At the Initial Closing, Purchaser shall take all required actions such that each then outstanding Company Warrant, whether or not exercisable at the Initial Closing and regardless of the respective exercise prices thereof, will be assumed and replaced by Purchaser. Each Company Warrant so assumed by Purchaser under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Warrant immediately prior to the Initial Closing (including any repurchase rights or vesting provisions), except that (i) each Company Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of Company Ordinary Shares that were issuable upon exercise of such Company Warrant immediately prior to the Initial Closing multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Warrant will be equal to the quotient determined by dividing the exercise price per Company Ordinary Shares at which such Company Warrant was exercisable immediately prior to the Initial Closing by the Exchange Ratio, rounded up to the nearest whole cent. Each assumed Company Warrant shall be vested immediately following the Initial Closing as to the same percentage of the total number of shares subject thereto as it was vested as to immediately prior to the Initial Closing, except to the extent such Company Warrant by its terms in effect prior to the date hereof provides for acceleration of vesting. As soon as reasonably practicable, Purchaser will use all reasonable efforts to issue to each Person who holds an assumed Company Warrant a document evidencing the foregoing assumption and replacement of such Company Warrant by Purchaser.

5.14 Board of Directors of Purchaser.

(a) The parties hereto shall take all actions necessary in accordance with the rules and regulations of the SEC and AMEX, the Purchaser Charter Documents and applicable Laws such that effective as of immediately following the Closing and ending not sooner than March 31, 2010, the Board of Directors of Purchaser shall consist of five (5) members with four (4) of the initial directors nominated by the Stockholders in their discretion (the “Stockholder nominees”) and one (1) of the initial directors nominated by the Purchaser Representatives (the “Purchaser nominee”). The Purchaser nominee and at least two (2) of the Stockholder nominees will be independent directors under SEC and AMEX rules and regulations. Such directors shall upon election satisfy all the requirements of all applicable Laws and of AMEX director independence requirements and the audit committee financial expert requirements of the SEC.

(b) The Stockholders agree, pursuant to the Voting Agreement, that, for a period commencing from the Closing Date and ending not sooner than March 31, 2010, they shall vote all Purchaser Common Stock then owned by them in favor of the persons nominated by Purchaser Representatives.

5.15 Public Disclosure. The Company and Purchaser shall issue one joint press release, in form and substance mutually agreeable to the parties hereto, regarding the Acquisition upon execution of this Agreement. Other than the press release referred to in the preceding sentence, neither the Company, the Stockholders’ Representative, nor any of their respective representatives shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby without the consent of Purchaser. Other than the press release referred to above, Purchaser shall not issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby without first consulting with the Company, except that this restriction shall be subject to Purchaser’s obligation to comply with applicable Laws and the rules and regulations of the SEC and AMEX.

5.16 Stockholder Restrictive Legend. The Stockholders acknowledge that certain Stockholders will be deemed to be an affiliate of the Company for purposes of Rule 145 promulgated under the Securities Act and such Stockholders will be required to deliver to Purchaser prior to the Initial Closing an executed affiliate agreement in customary form pursuant to which such Stockholder shall agree to be bound by the provision of Rule 145 promulgated under the Securities Act in a form provided by Purchaser and reasonably acceptable to such Stockholder. Purchaser will give stop transfer instructions to its transfer agent with respect to the Purchaser Common Stock received pursuant to the Acquisition by such Stockholder and there will be placed on the certificate(s) representing such Purchaser Common Stock, or any substitutions therefor, a legend stating in substance that the shares were issued in a transaction to which Rule 145 promulgated under the Securities Act applies and may only be transferred (i) in conformity with Rule 145 or (ii) in accordance with a written opinion of counsel, reasonably acceptable to Purchaser, in form and substance that such transfer is exempt from registration under the Securities Act.

5.17 Additional Documents and Further Assurances. Following the Closing, each party hereto, at the reasonable request of another party hereto, shall use commercially reasonable efforts to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Acquisition and the transactions contemplated hereby.

5.18 Guaranty. Prior to the Closing, the Company shall (i) cause SSPL and SSI to perform any and all of their obligations under this Agreement and the Related Agreements and (ii) guarantees the performance by each of SSPL and SSI of their obligations under this Agreement and the Related Agreements.

5.19 Expenses. All fees and expenses incurred in connection with the Acquisition and/of the transactions contemplated hereby, including all legal, accounting, financial and tax advisory, consulting, investment banking, regulatory and all other fees and expenses of third parties incurred by the Company, SSI, SSPL, or the Stockholders, on the one hand, and Purchaser, on the other hand, in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the Company and Purchaser, respectively.

5.20 Conveyance Taxes. Purchaser, the Stockholders and the Stockholders’ Representative shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration or other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required to be filed on or before the Closing. All such taxes will be paid by the party bearing the legal responsibility for such payment.

5.21 Solar Entities Acquisition Proposals.

(a) No Solicitation. From the date hereof until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, the Company, SSI, SSPL and the Stockholders agree that neither they nor any of their Subsidiaries nor any of their officers and directors or those of their Subsidiaries shall, and that the Company, SSI, SSPL and the Stockholders shall use its reasonable best efforts to cause their and their Subsidiaries’ Employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) (collectively, “Representatives”) not to (and shall not authorize any of them to), directly or indirectly: (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any Person with respect to any Acquisition Proposal, except as to the existence of the provisions of this Section 5.21, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal. The Solar Entities and the Stockholders will immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal with respect to itself. “Acquisition Proposal” shall mean any offer or proposal, relating to any transaction or series of related transactions involving: (A) any purchase from the Company or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a ten percent (10%) interest in the total outstanding voting securities of the Solar Entities or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning ten percent (10%) or more of the total outstanding voting securities of the Solar Entities or any merger, consolidation, business combination or similar transaction involving the Solar Entities, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than ten percent (10%) of the assets of the Solar Entities (taken as a whole), or (C) any liquidation or dissolution of the Company; provided, however, neither the discussion of such transactions with Purchaser and its Affiliates and Representatives nor the transactions contemplated hereby nor the Company’s efforts to obtain equity or debt financing in an amount not greater than $25 million shall be deemed an Acquisition Proposal.

(b) Notification of Unsolicited Acquisition Proposals. As promptly as practicable after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which the Solar Entities reasonably believe would lead to an Acquisition Proposal, the Company shall provide Purchaser with notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. The Company shall provide Purchaser as promptly as practicable notice setting forth all such information as is reasonably necessary to keep Purchaser informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall promptly provide Purchaser a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

5.22 Purchaser Acquisition Proposals.

(a) No Solicitation. From the date hereof until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, Purchaser agrees that neither it nor any of its Subsidiaries nor any of its officers and directors or those of its Subsidiaries shall, and that Purchaser shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to (and shall not authorize any of them to), directly or indirectly: (i) solicit, initiate, encourage or induce any inquiry with respect to, or the making, submission or announcement of, any Purchaser Acquisition Proposal, or (ii) approve, endorse or recommend any Purchaser Acquisition Proposal, or (iii) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Purchaser Acquisition Proposal. Purchaser will immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Purchaser Acquisition Proposal with respect to itself. “Purchaser Acquisition Proposal” shall mean any offer or proposal, relating to any transaction or series of related transactions involving: (A) any acquisition of any voting securities of any Person or any merger, consolidation, business combination or similar transaction resulting in an acquisition of voting securities, or (B) any acquisition of the assets of any Person; provided, however, neither the discussion of such transactions with the Stockholders and their Affiliates and Representatives nor the transactions contemplated hereby and shall not be deemed a Purchaser Acquisition Proposal.

(b) Notification of Unsolicited Purchaser Acquisition Proposals. As promptly as practicable after receipt of any Purchaser Acquisition Proposal, Purchaser shall provide the Stockholders’ Representative with notice of the material terms and conditions of such Purchaser Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Purchaser Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Purchaser Acquisition Proposal, request or inquiry. Purchaser shall provide the Stockholders’ Representative as promptly as practicable after the occurrence of any material development with respect to such Purchaser Acquisition Proposal notice setting forth all such information as is reasonably necessary to keep the Stockholders’ Representative informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Purchaser Acquisition Proposal, request or inquiry and shall promptly provide the Stockholders’ Representative a copy of all written materials subsequently provided in connection with such Purchaser Acquisition Proposal, request or inquiry.

5.23 Indemnification.

(a) Indemnity. From and after the Closing, Purchaser will fulfill and honor in all respects the obligations of Purchaser pursuant to any indemnification Contracts between Purchaser and its directors and officers immediately prior to the Closing for which true and complete copies have been provided to the Company, subject to applicable Law. Subject to limitations by applicable Law, Purchaser shall cause the certificate of incorporation and bylaws of Purchaser following the Closing will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Purchaser Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Closing in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Closing, were directors, officers, employees or agents of Purchaser, unless such modification is required by Law.

(b) Insurance. For a period of six (6) years after the Closing, Purchaser will cause to be maintained directors’ and officers’ liability insurance covering those persons who are covered by Purchaser’s directors’ and officers’ liability insurance policy as of the date hereof on terms comparable to those applicable to the current directors and officers of Purchaser for a period of six (6) years after the Closing.

(c) Third–Party Beneficiaries. This Section 5.23 is intended to be for the benefit of, and shall be enforceable by the directors and officers of Purchaser described in Section 5.23(a) and their heirs and personal representatives and shall be binding on Purchaser and its successors and assigns. In the event Purchaser or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Purchaser honor the obligations set forth with respect to Purchaser in this Section 5.23.

5.24 Purchaser Investor Communications. Subject to applicable Laws, Purchaser will use commercially reasonable efforts to coordinate meetings with Purchaser stockholders and representatives of the Company and Purchaser for the purpose of obtaining Purchaser stockholder approval of the Acquisition. Purchaser shall comply with all of the rules and regulations of the SEC and AMEX and applicable Laws with respect to all such communications. The costs and expenses for each of the Company representatives or Purchaser representatives, as applicable, related to the above “road show” activities shall be the obligation of the Company and the Purchaser, as applicable.

5.25 Company Financial Statements. (i) The Company shall use its commercially reasonable efforts to deliver to Purchaser on or before November 30, 2008 (A) the Company Historic Financial Statements prepared for those periods and in such format as may be determined by a mutually acceptable independent financial accountant certified by the Public Company Accounting Oversight Board (the “Independent Accountants”), together with the unqualified audit report of the Independent Accountants with respect to such financial statements for inclusion in the Proxy Statement pursuant to the Exchange Act and (B) the unaudited balance sheet as of September 30, 2008 and the related consolidated statements of income, cash flow and members’ equity for the respective three and six-month periods then ended each as reviewed by the Independent Accountants, and (ii) such Financials must, in the opinion of Purchaser, be suitable or readily adaptable for incorporation in the reports required to be filed by Purchaser with the SEC pursuant to the Exchange Act.

ARTICLE VI

CONDUCT OF BUSINESS

6.1 Conduct of Business by Solar Entities prior to the Closing.

(a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Solar Entities shall, and shall cause their Subsidiaries to, except as otherwise expressly contemplated by this Agreement or to the extent that Purchaser shall otherwise consent in writing, (i) carry on their business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable Laws, (ii) pay their debts and Taxes when due, and (iii) use all reasonable efforts consistent with past practices and policies to (x) preserve intact its present business organization, (y) keep available the services of its present executive officers and Key Employees, and (z) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings.

(b) Required Consent. In addition, without limiting the generality of Section 6.1(a), except as expressly permitted by the terms of this Agreement or as expressly provided in Section 6.1(b) of the Company Disclosure Letter (referencing the applicable subparagraph below), without the prior written consent of Purchaser, which shall not be unreasonably withheld or delayed, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, none of the Solar Entities shall do any of the following:

(i) enter into any new line of business material to the Solar Entities or make a material change to any existing line of business;

(ii) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(iii) purchase, redeem or otherwise acquire, directly or indirectly, any shares of their capital stock, except repurchases of unvested shares in connection with the termination of the employment relationship with any Employee pursuant to stock option or purchase agreements in effect on the date hereof;

(iv) issue, deliver, sell, authorize, pledge or otherwise encumber any shares of their capital stock, Voting Debt or any securities convertible into shares of their capital stock or Voting Debt, or subscriptions, rights, warrants or options to acquire any shares of its capital stock or Voting Debt or any securities convertible into shares of their capital stock or Voting Debt, or enter into other agreements or commitments of any character obligating them to issue any such securities or rights;

(v) cause, permit or propose any amendments to the Target Charter Documents or any of the Subsidiary Charter Documents;

(vi) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a portion of the assets of, or by any other manner, any material business or any Person or division thereof, or otherwise acquire or agree to acquire any material assets;

(vii) enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, strategic partnership or alliance, except for non-exclusive marketing, distributor, reseller, customer, end-user and related agreements entered into in the ordinary course of business consistent with past practice;

(viii) sell, lease, license, encumber or otherwise dispose of any material properties or assets except sales of inventory and scrap material in the ordinary course of business consistent with past practice;

(ix) make any loans, advances of money or capital contributions to, or investments in, any Person, other than: (A) loans or investments by it or a wholly-owned Subsidiary of it to or in it or any wholly-owned Subsidiary of it, or (B) employee loans or advances for travel and entertainment expenses made in the ordinary course of business consistent with past practice;

(x) except as required by GAAP or the SEC, make any material change in its methods or principles of accounting;

(xi) except as required by Legal Requirements, make or change any Tax election or adopt or change any accounting method in respect of Taxes, settle or compromise any material Tax liability or consent to any extension or waiver of any limitation period with respect to Taxes;

(xii) except as required by GAAP or the SEC, revalue any of its assets;

(xiii) (A) pay, discharge, settle or satisfy any claims or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction for money, of claims or litigation (x) in the ordinary course of business consistent with past practice or in amounts not in excess of $25,000 individually or $100,000 in the aggregate or (y) to the extent subject to reserves on the Financials existing as of the date hereof in accordance with GAAP, or (B) waive the benefits of, agree to modify in any manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which any of the Solar Entities is a party or of which any or the Solar Entities is a beneficiary;

(xiv) except as required by Legal Requirements or written Contracts currently binding on the Solar Entities, (A) increase in any manner the amount of compensation or fringe benefits of, pay any bonus to or grant severance or termination pay to any Employee earning more than $50,000 annually or director of the Solar Entities, (B) make any increase in or commitment to increase the benefits or expand the eligibility under any Employee Plan (including any severance plan), adopt or amend or make any commitment to adopt or amend any Employee Plan or make any contribution, other than regularly scheduled contributions or pursuant to the terms of any existing Employee Plan, to any Employee Plan, (C) enter into any employment, severance, termination or indemnification agreement with any Employee or enter into any collective bargaining agreement, (D) grant any stock appreciation right, phantom stock award, stock-related award or performance award (whether payable in cash, shares or otherwise) to any Person (including any Employee) other than under any Employee Plan, or (E) enter into any agreement with any Employee the benefits of which are (in whole or in part) contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Solar Entities of the nature contemplated hereby;

(xv) grant any exclusive rights to a third party with respect to any Company Intellectual Property;

(xvi) enter into or renew any Contracts containing, or otherwise subjecting the Solar Entities or Purchaser to, any non-competition, exclusivity or other restrictions on the operation of the business of the Solar Entities or Purchaser;

(xvii) enter into any Contract which would be to grant to a third party following the Acquisition any actual or potential right of license to any Company Intellectual Property other than in the normal course of business consistent with past practice;

(xviii) enter into or renew any Contracts containing any material purchase, supply, support, maintenance or service obligation, other than those obligations in the ordinary course of business consistent with past practice;

(xix) hire employees other than in the ordinary course of business consistent with past practice and at compensation levels substantially comparable to that of similarly situated employees;

(xx) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Solar Entities, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(xxi) enter into, modify, amend, or terminate any Material Contract currently in effect, or waive, release or assign any material rights or claims thereunder, in each case, in a manner materially adverse to the Company;

(xxii) enter into any Contract obligating the Solar Entities to pay a third party that is outside of the ordinary course of business consistent with past practice and in excess of $100,000 individually;

(xxiii) intentionally take any action that is intended to (A) result in any of the Company’s, SSI’s, SSPL’s or Stockholder’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect (or in all respects, with respect to those representations and warranties which are qualified as to materiality) at any time at or prior to the Closing Date, (B) result in any of the conditions to the Acquisition set forth in Article VII not being satisfied, or (C) result in a material violation of any provision of this Agreement (or a violation in any respect, with respect to those provisions which are qualified as to materiality) except, in each case, as may be required by any Law; or

(xxiv) agree in writing or otherwise to take any of the actions described in (i) through (xxiii) above.

(c) Procedures for Requesting Purchaser Consent. If the Company desires to take an action which would be prohibited pursuant to Section 6.1(b) without the written consent of Purchaser, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to the following individual:

Craig Colmar

Secretary and Treasurer

Trans-India Acquisition Corporation

Facsimile: (312) 922-9283

E-mail: cpcolmar@jocolaw.com

Consent shall be deemed given pursuant to this Section 6.1(c) if no response is received within three (3) Business Days following a request for consent delivered pursuant to this Section 6.1(c).

6.2 Conduct of Business by Purchaser prior to the Closing.

(a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Purchaser shall, except as otherwise expressly contemplated by this Agreement or to the extent that the Company shall otherwise consent in writing, (i) carry on their business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable Laws, (ii) pay its debts and Taxes of when due, and (iii) use all reasonable efforts consistent with past practices and policies to (x) preserve intact its present business organization, (y) keep available the services of its present executive officers, and (z) preserve its relationships with those with which it has business dealings.

(b) Required Consent. In addition, without limiting the generality of Section 6.2(a), except as expressly permitted by the terms of this Agreement or as expressly provided in Section 6.2(b) of the Purchaser Disclosure Letter (referencing the applicable subparagraph below), without the prior written consent of the Company, not to be unreasonably withheld if a valid business purpose exists for doing so in the good faith business judgment of Purchaser and upon presentment of relevant information and an opportunity to assess and discuss with Purchaser, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, Purchaser shall not do any of the following:

(i) not pledge, sell, transfer, dispose or otherwise encumber or grant any rights or interests to others of any kind with respect to all or any part of the shares of capital stock of Purchaser;

(ii) except pursuant to existing equity rights outstanding, not issue any shares of capital stock of Purchaser or any options therefor or any securities convertible into or exchangeable for capital stock of Purchaser or enter into any agreements in respect of the ownership or control of such capital stock;

(iii) not declare any dividend or make any distribution in cash, securities or otherwise on the outstanding shares of capital stock of Purchaser or directly or indirectly redeem, purchase or in any other manner whatsoever advance, transfer (other than in payment for goods received or services rendered in the ordinary course of business), or distribute to any of their Affiliates or otherwise withdraw cash or cash equivalents in any manner inconsistent with established cash management practices;

(iv) except as contemplated by this Agreement, not to amend the Certificate of Incorporation or By-laws (or other organizational documents) of Purchaser; or

(v) not to merge or consolidate with, or acquire any assets of, or otherwise acquire any interest in the business operations of, any Person.

6.3 Conduct of Business by the Stockholders prior to the Closing.

(a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Stockholders, if entities, shall in support of the Acquisition, except as otherwise expressly contemplated by this Agreement or to the extent that Purchaser shall otherwise consent in writing, (i) carry on their business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable Laws, (ii) pay its debts and Taxes of when due, and (iii) use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization.

(b) Required Consent. In addition, without limiting the generality of Section 6.3(a), except as expressly permitted by the terms of this Agreement, without the prior written consent of Purchaser, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, none of the Stockholders shall do any of the following:

(i) purchase or otherwise acquire, directly or indirectly, any shares of capital stock, Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or subscriptions, rights, warrants or options to acquire any shares of capital stock or Voting Debt or any securities convertible into shares of capital stock or Voting Debt of the Company except pursuant to stock option or purchase agreements in effect on the date hereof;

(ii) sell, pledge or otherwise encumber any shares of capital stock, Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or subscriptions, rights, warrants or options to acquire any shares of capital stock or Voting Debt or any securities convertible into shares of capital stock or Voting Debt of the Company;

(iii) take any action or omit to take any action that may directly or indirectly impede or affect the Acquisition and the Closing on the terms contemplated by this Agreement;

(iv) intentionally take any action that is intended to (A) result in any of Stockholders’ representations and warranties set forth in this Agreement being or becoming untrue in any material respect (or in all respects, with respect to those representations and warranties which are qualified as to materiality) at any time at or prior to the Closing Date, (B) result in any of the conditions to the Acquisition set forth in Article VII not being satisfied, or (C) result in a material violation of any provision of this Agreement (or a violation in any respect, with respect to those provisions which are qualified as to materiality) except, in each case, as may be required by any Law; or

(v) agree in writing or otherwise to take any of the actions described in (i) through (iv) above.

6.4 Conduct of Purchaser’s Business Post-Closing. Between the date of this Agreement and March 31, 2010, Purchaser and the Stockholders agree to cause the Purchaser to: (a) not sell or issue an aggregate of greater than $25 million of Purchaser equity securities (including any securities convertible into equity, but excluding pursuant to the Stock Option Plan) or Solar Entities equity securities (including any securities convertible into equity); provided that if Purchaser receives approval of a majority of the Purchaser’s independent Board members, including the Purchaser nominee, the Purchaser may sell or issue an aggregate of greater than $25 million of Purchaser equity securities (including any securities convertible into equity); provided further that such funds are utilized solely to fund asset or stock acquisitions from third parties, and provided further that any stock or assets acquired are held in a separate subsidiary from the Solar Entities until at least April 1, 2010; (b) hold the businesses of the Solar Entities as of the Closing Date separate from any other businesses and not to merge or consolidate the businesses of the Solar Entities with any other businesses; (c) not change Purchaser’s fiscal year end; and (d) not effect any intercompany transactions, which transactions include any of the Solar Entities, unless such transactions are approved by a majority of the Purchaser’s independent Board members, including the Purchaser nominee.

ARTICLE VII

CONDITIONS TO THE ACQUISITION

7.1 Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of the Company, SSI, SSPL, the Stockholders and Purchaser to effect the Acquisition shall be subject to the satisfaction, at or prior to the Initial Closing, of the following condition:

(a) No Order; Injunctions; Restraints; Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order which is in effect and which has the effect of making the Acquisition illegal or otherwise prohibiting or preventing consummation of the Acquisition.

(b) Stockholder Approval. Each of the Purchaser Stockholder Approval Items shall have been approved by the requisite vote under the rules and regulations of AMEX, the Purchaser Charter Documents and applicable Law by the stockholders of Purchaser.

(c) Governmental Approval. Any necessary approvals from any Governmental Entity shall have been timely obtained all in a form and substance satisfactory to Purchaser.

(d) AMEX Listing. The shares of Purchaser Common Stock issuable, and those required to be reserved for issuance, in connection with the Stock Issuance and the Stock Option Plan shall have been authorized for listing on AMEX, subject to official notice of issuance.

7.2 Additional Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Acquisition shall be subject to the satisfaction at or prior to each Closing (unless otherwise provided below) of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company, SSI, SSPL and the Stockholders contained in this Agreement (other than the representations and warranties as of a specified date, which shall be true and correct as of such date) shall have been true and correct on the date they were made and shall be true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such time, and (ii) the Company, SSI, SSPL, and the Stockholders shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

(b) No Material Adverse Effect. There shall not have occurred any event or condition of any character that has had, either individually or in the aggregate with all such other events or conditions, a Material Adverse Effect on the Solar Entities.

(c) Litigation. There shall be no material action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against the Solar Entities or any of the Stockholders or their respective properties or any of their respective officers, directors or shareholders arising out of, or in any way connected with, the Acquisition or the other transactions contemplated by this Agreement.

(d) New Employment Arrangements. The Company employees listed on Schedule 7.2(d) hereto (the “Key Employees”) shall have each executed and delivered an Executive Employment Agreement or offer letter, as applicable, which agreements or offer letters shall be in full force and effect.

(e) Non-Competition/Non-Solicitation Arrangements. The Key Employees listed on Schedule 7.2(e) shall each have executed and delivered the Non-Competition/Non-Solicitation Agreements, which agreements shall be in full force and effect.

(f) Legal Opinion. Prior to the Initial Closing, Purchaser shall have received a legal opinion from legal counsel to the Company, SSI, and SSPL, substantially in the form set forth as Exhibit D hereto.

(g) Closing Date Indebtedness. Prior to the Initial Closing, the Company shall provide to Purchaser a schedule setting forth the amount of outstanding Long-Term Indebtedness, determined as of 11:59 p.m. California time on the Business Day immediately preceding the Closing Date (the “Closing Date Indebtedness”) and indicating the payees (the “Indebtedness Schedule”), which schedule shall be certified as true and correct as of the Closing Date by the Company’s chief executive officer.

(h) Company Financial Statements. The Company Historic Financial Statements shall have been prepared for those periods and in such format as may be determined by the Independent Accountants, for inclusion in the Proxy Statement pursuant to the Exchange Act and sufficient to meet the on-going public reporting requirements of Purchaser, and (ii) the Company Historic Financial Statements are, in the opinion of Purchaser, suitable or readily adaptable for incorporation in the reports required to be filed by Purchaser with the SEC pursuant to the Exchange Act.

(i) Registration Rights Agreement. The Stockholders shall have executed and delivered the Registration Rights Agreement and such agreement shall be in full force and effect.

(j) Voting Agreement. The Stockholders shall have executed and delivered the Voting Agreement and such agreement shall be in full force and effect.

(k) Lock-Up Agreement. The Stockholders shall have executed and delivered to Purchaser the Lock-Up Agreement and such agreement shall be in full force and effect.

(l) Certificate of the Company and the Stockholders’ Representative. Purchaser shall have received a certificate, validly executed by (i) the Chief Executive Officers of the Company, SSI and SSPL for and on behalf of the Company, SSI and SSPL, respectively, and (ii) the Stockholders’ Representative for and on behalf of the Stockholders certifying that the conditions in Section 7.2(a) and 7.2(b) with respect to the Company, SSI, SSPL or the Stockholders, as applicable, have been met as of the Closing, and the conditions in Section 7.3 have been met or are waived by the Stockholders, SSI, SSPL, and the Company as of the Closing.

(m) Certificate of Status. Purchaser shall have received a certificate, dated within five (5) Business Days prior to both Closings, duly executed by the registered secretaries of the Company and SSI affirming the good standing of the Company and SSI

(n) Deliveries. The Stockholders’ Representative shall have made all of the deliveries to Purchaser pursuant to Section 1.4.

7.3 Additional Conditions to Obligations of the Stockholders, SSI, SSPL and the Company. The obligation of the Stockholders, SSI, SSPL, and the Company to effect the Acquisition shall be subject to the satisfaction at or prior to the Initial Closing of each of the following conditions, any of which may be waived, in writing, by the Stockholders, SSI, SSPL and the Company:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Purchaser in this Agreement (other than the representations and warranties as of a specified date, which shall be true and correct as of such date) shall have been true and correct when made and shall be true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such time and (ii) Purchaser shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.

(b) No Material Adverse Effect. There shall not have occurred any event or condition of any character that has had, either individually or in the aggregate with all such other events or conditions, a Material Adverse Effect on Purchaser.

(c) Litigation. There shall be no material action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Purchaser or its properties or any of its respective officers, directors or shareholders arising out of, or in any way connected with, the Acquisition or the other transactions contemplated by this Agreement.

(d) Third Party Consents. Purchaser shall have delivered to the Stockholders’ Representative all necessary consents, waivers and approvals of parties to the Contracts set forth on Schedule 7.3(d) hereto as are required thereunder in connection with the Acquisition.

(e) Purchaser Stockholder Approval. Purchaser shall have obtained stockholder approval of the Purchaser Stockholder Approval Items, in accordance with the requirements of applicable Law and the Purchaser Charter Documents.

(f) New Employment Arrangements. Purchaser shall have executed and delivered to each Key Employee its respective Executive Employment Agreement or offer letter, as applicable, and such agreement or offer letters shall be in full force and effect.

(g) Non-Competition/Non-Solicitation Arrangements. Purchaser shall have executed and delivered to the Key Employees executing a Non-Competition/Non-Solicitation Agreement its respective Non-Competition/Non-Solicitation Agreement and such agreements shall be in full force and effect.

(h) Legal Opinion. The Company and the Stockholders’ Representative shall have received a legal opinion from legal counsel to Purchaser, substantially in the form set forth as Exhibit E hereto.

(i) Registration Rights Agreement. Purchaser shall have executed and delivered the Registration Rights Agreement and such agreement shall be in full force and effect.

(j) Voting Agreement. The Stockholders shall have executed and delivered the Voting Agreement and such agreement shall be in full force and effect.

(k) Lock-Up Agreement. Purchaser shall have executed and delivered to the Stockholders the Lock-Up Agreement and such agreement shall be in full force and effect

(l) Officers and Directors. Each of the existing officers and directors of Purchaser (other than the Purchaser board member selected by Purchaser who shall continue as of the Closing as the director nominee of the Purchaser Representatives) shall have executed and delivered resignations from such position, effective as of the Closing.

(m) Certificate of Purchaser. The Company shall have received a certificate, validly executed the Chief Executive Officer of Purchaser for and on behalf of Purchaser, certifying that the conditions in Section 7.3(a) and 7.3(b) with respect to Purchaser, as the case may be, have been met as of the Closing, and the conditions in Section 7.2 have been met or are waived by Purchaser as of the Closing.

(n) Purchaser Capital Stock. Purchaser shall have (i) no more than 14,200,000 shares of Purchaser Common Stock, (ii) warrants to purchase no more than 11,700,000 shares of Purchaser Common Stock at an exercise price per share of $5.00, (iii) an option to purchase 500,000 units at an exercise price per unit of $10.00 consisting of one share of Purchaser Common Stock and one warrant to purchase one share of Purchaser Common Stock at an exercise price per share of $6.25, and (iv) no Purchaser Preferred Stock, outstanding immediately prior to the Closing Date and the Share Issuance.

(o) Stockholder Parties. At the Initial Closing, Stockholders holding at least 80% of the Target Shares (and representing at least 80% of the voting power of the Company) shall be party to (i) this Agreement and all right and title in such Target Shares shall be acquired by Purchaser and (ii) the Related Agreements to which the Stockholders are a party.

(p) Deliveries. Purchaser shall have made all of the deliveries to the Stockholders’ Representative and Escrow Agent pursuant to Section 1.4.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; CLAIMS

8.1 Survival of Representations and Warranties. The representations and warranties of the Company, SSI, SSPL and the Stockholders contained herein shall survive the Closing Date until eighteen (18) months thereafter; provided, however, that the representations and warranties set forth in Section 2.2 (Capital Structure), Section 2.3 (Authority), Section 3.2 (Ownership of Target Shares) and Section 3.3 (Authority) shall survive indefinitely. In the case of fraud, intentional misrepresentation or active concealment, the representations and warranties of the Company, SSI, SSPL and the Stockholders shall survive indefinitely. Any claims under this Agreement with respect to a breach of a representation and warranty must be asserted by written notice to the Stockholders’ Representative within the period contemplated by this Section 8.1, and if such a notice is given, the survival period for such representation and warranty shall continue until the claim is fully resolved. The right to indemnification or other remedy based on the representations, warranties, covenants and agreements herein will not be affected by any investigation conducted with respect to, or any knowledge acquired by Purchaser (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

8.2 Indemnification. The Stockholders shall jointly and severally indemnify Purchaser and its respective Affiliates (including, after the Closing, the Company), and each of their respective officers, directors, employees, stockholders, partners and agents (each an “Indemnified Party” and together the “Indemnified Parties”) against, and hold each of the Indemnified Parties harmless from, any damage, claim, loss, cost, liability or expense, including interest, penalties, reasonable attorneys’ fees and expenses of investigation, response action, removal action or remedial action net of insurance coverage or proceeds (hereinafter individually a “Loss” and collectively “Losses”) assessed, suffered, incurred or sustained by such Indemnified Party or that such Indemnified Party reasonably anticipates that it will assess, suffer, incur or sustain that arise out of or relate to, whether directly or indirectly: (i) any misrepresentation or breach of any representation or warranty on the part of the Company, SSI, SSPL or the Stockholders contained in this Agreement or in any certificate or other instrument delivered by the Company pursuant to this Agreement, (ii) any breach or non-performance by the Company, SSI, SSPL or any Stockholder of any of their covenants or agreements contained in this Agreement or in any certificate or other instrument delivered by the Company, SSI, SSPL or any of the Stockholders pursuant to this Agreement, or (iii) fraud, intentional misrepresentation or active concealment. The Stockholders shall not have any right of contribution, indemnification or right of advancement from the Company, SSI, SSPL or any of their Subsidiaries or Purchaser with respect to any Loss claimed by an Indemnified Party. The term “Losses” as used in this Article VIII is not limited to matters asserted by third parties against the Indemnified Parties, but includes Losses incurred or sustained by such Persons in the absence of third-party claims, and payments by an Indemnified Party shall not be a condition precedent to recovery. In determining the amount of any Losses, materiality qualifiers contained in any representation, warranty or covenant shall be disregarded.

8.3 Maximum Payments; Deductible Amount; Remedy.

(a) Except as set forth in Section 8.3(c), the maximum amount an Indemnified Party may recover from the Stockholders for Losses shall be limited in aggregate to the Indemnification Cap and the sole remedy for such amount shall be from the Escrow Shares pursuant to the terms of this Agreement. Nothing in this Agreement shall limit the right of Purchaser or any other Indemnified Party to pursue remedies under any Related Agreement against the parties thereto.

(b) The Stockholders shall not pay any Loss of an Indemnified Party unless and until Indemnified Parties have made Claims in accordance with Section 8.4 for Losses that exceed $1,500,000 in the aggregate (the “Loss Threshold Amount”). After the Claims for Losses exceed the Loss Threshold Amount in the aggregate, then any additional Losses incurred by the Indemnified Parties in excess of the Loss Threshold Amount shall be satisfied in accordance with the procedures set forth in this Article VIII.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of any Person in respect of Losses incurred due to (i) a breach of the Company’s, SSI’s, SSPL’s and Stockholders’ representations and warranties set forth Section 2.2 (Capital Structure), Section 2.3 (Authority), Section 3.2 (Ownership of Target Shares) or Section 3.3 (Authority), or (ii) an Indemnified Party’s claim for indemnification hereunder to the extent a breach results from fraud, intentional misrepresentation or active concealment.

(d) The parties hereto agree and acknowledge that any Indemnified Party may bring a Claim for any Loss under this Article VIII notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

8.4 Indemnification Procedures.

(a) Notice of Claims. In the event an Indemnified Party shall have a claim for Losses under this Article VIII (a “Claim”), the Indemnified Party shall promptly send written notice of such Claim (the “Notice of Claim”) to the Stockholders’ Representative and the Escrow Agent, which shall (i) provide that the Indemnified Party has assessed, suffered, incurred or sustained or reasonably anticipates that it will assess, suffer, incur or sustain Losses, and (ii) specify in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was assessed, suffered, incurred or sustained, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

(b) Objections to Claims. The Stockholders’ Representative shall have a period of thirty (30) days after delivery of the Notice of Claim, to object in a written statement to the claim made in the Notice of Claim on behalf of any Stockholders (“Objection”) and to deliver the objection to the Indemnified Party and the Escrow Agent.

(c) Payments. If no Objection is delivered in accordance with Section 8.4(b), then, immediately following the expiration of the period set forth in Section 8.4(b), the Escrow Agent shall in accordance with the terms of the Escrow Agreement release to Purchaser a number of Escrow Shares having a value equal to the amount of the Losses up to a maximum of the Indemnification Cap, except as set forth in Section 8.3(c). For purposes of this Section 8.4, the value of the shares of Purchaser Common Stock for purposes of this Article VIII shall be equal to the Purchaser Per Share Price.

(d) Resolution of Conflicts; Arbitration.

(i) If the Stockholders’ Representative shall deliver an Objection to any Notice of Claim in accordance with Section 8.4(b), within thirty (30) days after delivery of such Objection, the Stockholders’ Representative and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each such Claim. If the Stockholders’ Representative and the Indemnified Party so agree, the Stockholders’ Representative and the Indemnified Party shall reduce such agreement to a memoranda of agreement executed by both parties in accordance with the Escrow Agreement (the “Memoranda of Understanding”) and shall deliver the Memoranda of Understanding to the Escrow Agent within ten (10) business days.

(ii) If no such agreement can be reached after good faith negotiation, within thirty (30) days after delivery of the respective Objection, the Stockholders’ Representative or the Indemnified Party may demand arbitration of the matter unless the amount of the Losses is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to the Stockholders’ Representative and the Indemnified Party. If, within thirty (30) days after submission of any dispute to arbitration, the Stockholders’ Representative and the Indemnified Party cannot mutually agree on one arbitrator, then the American Arbitration Association shall select an arbitrator pursuant to its rules.

(iii) Any such arbitration shall be held in the State of Delaware, under the rules then in effect of the American Arbitration Association. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of the arbitrator and the administrative fee of the American Arbitration Association. Other than an exchange of documents and the right of each party to make one interrogatory request, no discovery shall be permitted in the arbitration, but the maximum number of days for the deposition of witnesses and for hearings shall not exceed an aggregate of ten (10). The arbitrator shall issue a decision with the findings of fact and reasoning for such decision and the award, judgment, decree or order awarded by the arbitrator within thirty (30) days of the last hearing date. The decision of the arbitrator as to the validity and amount of any Claim in any Notice of Claim shall be final, binding and conclusive upon the parties. Within thirty (30) days of a decision of the arbitrator requiring payment by one party to another, either party may submit the decision of the arbitrator to the Escrow Agent and the Escrow Agent shall release and deliver the appropriate number of Escrow Shares to the appropriate party in accordance with the arbitrator’s decision and the Escrow Agreement up to, except as set forth in Section 8.3(c), the Indemnification Cap, having such value determined in accordance with Section 8.4(c).

(iv) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction and shall be specifically enforceable.

8.5 Third Party Claims. In the event Purchaser becomes aware of a third party claim (a “Third Party Claim”) which Purchaser reasonably believes may result in a demand for indemnification pursuant to this Article VIII, Purchaser shall notify the Stockholders’ Representative of such claim, and the Stockholders’ Representative shall be entitled, at its expense, to participate in on behalf of the Stockholders, but not to determine or conduct, the defense of such Third Party Claim. Purchaser shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of the Stockholders’ Representative, no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated or the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a) by mutual written consent of Purchaser and the Stockholders’ Representative;

(b) by Purchaser or the Company if the Acquisition shall not have been consummated by February 14, 2009, subject to extension if amendment of Purchaser’s Amended and Restated Certificate of Incorporation has been approved at the Purchaser 2008 Stockholders’ Meeting to extend the available time to complete the Acquisition beyond February 14, 2009 up to June 30, 2009 (as appropriate, the “End Date”);

(c) by Purchaser or the Company if a Governmental Entity shall have issued an Order, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which Order is final and nonappealable;

(d) by the Company if Purchaser takes any action to liquidate, dissolve or wind up Purchaser;

(e) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Section 7.1 or Section 7.3 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, and such breach (to the extent curable) shall not be cured within thirty (30) days following receipt by Purchaser of a notice describing in reasonable detail the nature of such breach;

(f) by Purchaser, upon a breach of any representation, warranty, covenant or agreement on the part of the Company, SSI, SSPL, or the Stockholders set forth in this Agreement, or if any representation or warranty of the Company, SSI, SSPL or the Stockholders shall have become untrue, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, and such breach (to the extent curable) shall not be cured within thirty (30) days following receipt by the Company, SSI, SSPL or the Stockholders, as applicable, of a notice describing in reasonable detail the nature of such breach;

(g) by Purchaser, if a Material Adverse Effect on the Company shall have occurred since the date hereof and be continuing; and

(h) by the Company, if a Material Adverse Effect on Purchaser shall have occurred since the date hereof and be continuing; and

(i) by Purchaser if the Financials, each financial statement as audited or reviewed, as applicable, are not completed and delivered to Purchaser on or before November 30, 2008, in accordance with Section 5.25.

9.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 9.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.9 (Confidentiality), Section 5.19 (Expenses), this

Section 9.2, Article X and Article XI, each of which shall survive the termination of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, which agreement shall survive termination of this Agreement in accordance with its terms.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by telecopy or facsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Purchaser, to:

Trans-India Acquisition Corporation

300 South Wacker Drive, Suite 1000

Chicago, Illinois 60606 USA

Attention: Bobba Venkatadri, Chief Executive Officer

Facsimile No.: (312) 922-9283

with a copy to (which shall not constitute notice):

Cozen O’Connor

The Army and Navy Building

1627 I Street, NW, Suite 1100

Washington, District of Columbia 20006 USA

Attention: Ralph V. De Martino

Facsimile No.: (866) 741-8182

(b)	if to the Company, SSI, or SSPL to:

Solar Semiconductor Ltd.

1292 Kifer Road, Suite 808

Sunnyvale, California 94086 USA

Attention: Hari Surapaneni, President and CEO

Facsimile No.: (408) 329-5354

with a copy to (which shall not constitute notice):

Solar Semiconductor Ltd.

1292 Kifer Road, Suite 808

Sunnyvale, California 94086 USA

Attention: Mike Ross, VP Admin, HR and Legal

Facsimile No.: (408) 329-5354

and

Hayden Bergman Rooney, Professional Corporation

150 Post Street, Suite 650

San Francisco, California 94108 USA

Attention: Kevin K. Rooney

Facsimile No.: (415) 399-9320

(c)	if to the Stockholders, to the Stockholders’ Representative at:

Venkata Kode

USA:

1292 Kifer Road, Suite 808

Sunnyvale, CA 94086

Facsimile No.: +1 408 329-5354

India:

M/s Solar Semiconductor Pvt Ltd

Naim Chambers, # 8-2-608/1/4,

Road No 10, Banjara Hills, Hyderabad – 34

Facsimile No: +91 40 2330 1576

10.2 Amendment. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Purchaser, the Company and the Stockholders’ Representative, provided that no amendment shall be made which by Law or in accordance with the rules and regulations of AMEX requires further approval by such stockholders without such further stockholder approval.

10.3 Extension; Waiver. At any time prior to the Closing, Purchaser, on the one hand, and the Company, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

10.4 Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or other electronic means, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.5 Fund Waiver. The Stockholder, Stockholders’ Representative, the Company, SSI and SSPL on behalf of themselves and their Subsidiaries, directors, officers, employees and Affiliates, as applicable, hereby agree that they not have any right, title, interest or claim of any kind in or to any monies in the Fund (“Fund Claim”) and hereby waive any Fund Claim any of them may have in the future as a result of, or arising out of, any contracts or agreements with Purchaser and will not seek recourse against the Fund or income thereon for any reason whatsoever.

10.6 Entire Agreement; Assignment. This Agreement, the Schedules and Exhibits hereto, the Company Disclosure Letter, the Stockholder Disclosure Letter, the Purchaser Disclosure Letter, the Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof including that certain letter of intent dated as of September 15, 2008, other than the confidentiality provisions of such letter of intent which shall survive the execution of this Agreement, (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Closing, in Section 5.23, and (iii) shall not be assigned by operation of law or otherwise; provided that Purchaser may assign this Agreement in connection with any sale of all or substantially all of its assets, merger, consolidation, reorganization or other change of control transaction. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.7 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.8 Other Remedies; Specific Performance.

(a) Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(b) Specific Performance. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

10.9 Governing Law. EXCEPT AS OTHERWISE PROVIDED HEREIN, ALL QUESTIONS AND/OR DISPUTES CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY THE INTERNAL LAWS, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO, BY ACCEPTANCE OF CONSIDERATION SPECIFIED HEREIN, HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES TO BE SUBJECT TO, AND HEREBY CONSENTS AND SUBMITS TO, THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND AGREES THAT ANY ACTION INVOLVING ANY EQUITABLE OR OTHER CLAIM SHALL BE BROUGHT EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY. IN THE EVENT THAT THE DELAWARE COURT OF CHANCERY DOES NOT ACCEPT JURISDICTION OVER ANY SUCH ACTION, EACH OF THE PARTIES HERETO, BY ACCEPTANCE OF CONSIDERATION SPECIFIED HEREIN, HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY SUCH ACTION THEN SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE.

10.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

ARTICLE XI

DEFINITIONS AND INTERPRETATION

11.1 Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“2010 Earn Out Amount” shall have the meaning set forth in Section 1.5(b)(ii).

“2010 Earn Out Payment” shall have the meaning set forth in Section 1.5(b)(ii).

“2010 Net Income” shall have the meaning set forth in Section 1.5(a)(ii).

“2010 Net Income Statement” shall have the meaning set forth in Section 1.5(a)(ii).

“Acquisition” shall have the meaning set forth in the recitals hereto.

“Acquisition Proposal” shall have the meaning set forth in Section 5.21(a).

“Additional Closing” shall have the meaning set forth in Section 1.2.

“Adjusted Earn Out Amount” shall have the meaning set forth in Section 1.5(b)(ii)

“Affiliate” shall have the meaning set forth in Section 2.23(a).

“Agreement” shall have the meaning set forth in the first paragraph.

“AMEX” means the American Stock Exchange.

“Balance Sheet Date” shall have the meaning set forth in Section 2.6.

“Business Day” shall mean any day in Delaware other than a Saturday, Sunday or a day on which banking institutions are authorized or obligated by Law or executive order to close.

“Claim” shall have the meaning set forth in Section 8.4(a).

“Closing” and “Closings” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Closing Date Indebtedness” shall have the meaning set forth in Section 7.2(g).

“Company” shall have the meaning set forth in the first paragraph.

“Company Capital Stock” shall mean the Company Ordinary Shares and the Company Preference Shares.

“Company Consents” shall have the meaning set forth in Section 2.5.

“Company Disclosure Letter” shall have the meaning set forth in the first paragraph of Article II.

“Company Historic Financial Statements” shall have the meaning set forth in Section 2.6.

“Company Options” shall have the meaning set forth in Section 2.1(b).

“Company Intellectual Property” shall have the meaning set forth in Section 2.14(a).

“Company Ordinary Shares” shall have the meaning set forth in Section 2.2(a)(i).

“Company Permits” shall have the meaning set forth in Section 2.17(b).

“Company Preference Shares” shall have the meaning set forth in Section 2.2(a)(i).

“Company Registered Intellectual Property” shall have the meaning set forth in Section 2.14(b).

“Company Stock Option Plans” shall have the meaning set forth in Section 2.1(b).

“Company Warrants” shall have the meaning set forth in Section 2.1(b).

“Confidentiality Agreement” shall have the meaning set forth in Section 5.9.

“Conflict” shall have the meaning set forth in Section 2.4.

“Consultant Proprietary Information Agreement” shall have the meaning set forth in Section 2.14(n).

“Contract” and “Contracts” shall have the meaning set forth in Section 2.4.

“Current Balance Sheet” shall have the meaning set forth in Section 2.6.

“Earn Out Amount” shall mean the 2010 Earn Out Amount.

“Earn Out Payment” shall mean the 2010 Earn Out Payment.

“Employee” shall have the meaning set forth in Section 2.23(a).

“Employee Agreement” shall have the meaning set forth in Section 2.23(a).

“Employee Plan” shall have the meaning set forth in Section 2.23(a).

“End Date” shall have the meaning set forth in Section 9.1(b).

“Escrow Agent” shall mean Deutsche Bank National Trust Company.

“Escrow Agreement” shall mean the escrow agreement entered into by and among Purchaser, the Stockholders’ Representative and the Escrow Agent and is attached hereto as Exhibit E.

“Escrow Amount” shall mean $195,000,000.

“Escrow Shares” shall mean 24,375,000 shares of Purchaser Common Stock.

“Escrow Termination Date” shall have the meaning set forth in Section 1.7.

“Exchange Act” shall have the meaning set forth in Section 4.5.

“Exchange Ratio” shall mean the quotient determined by dividing (x) the Stockholder Per Share Price by (y) the Purchaser Per Share Price.

“Executive Employment Agreement” shall have the meaning set forth in the recitals hereto.

“Export Approvals” shall have the meaning set forth in Section 2.17(c).

“FCPA” shall have the meaning set forth in Section 2.18.

“Final Proxy Statement” shall have the meaning set forth in Section 5.1(b).

“Financials” shall have the meaning set forth in Section 2.6.

“Fully Diluted Company Capital Stock” shall mean the aggregate number of shares of Company Ordinary Shares and Company Preference Shares plus Company Ordinary Shares and Company Preference Shares assuming the net exercise or cashless exercise of Company Options and Company Warrants (whether or not such options and warrants include a net exercise or cashless exercise provision).

“Fund” shall have the meaning set forth in Section 4.18.

“Fund Claim” shall have the meaning set forth in Section 10.5.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall have the meaning set forth in Section 2.5.

“Hazardous Material” shall have the meaning set forth in Section 2.21(a).

“Hazardous Material Activities” shall have the meaning set forth in Section 2.21(b).

“HSR Act” shall have the meaning set forth in Section 2.5.

“Indebtedness” shall have the meaning set forth in Section 2.8.

“Indebtedness Schedule” shall have the meaning set forth in Section 7.2(g).

“Indemnification Cap” shall mean $37,500,000.

“Indemnified Party” and “Indemnified Parties” shall have the meaning set forth in Section 8.2.

“Independent Accountants” shall have the meaning set forth in Section 5.25.

“Initial Closing” shall have the meaning set forth in Section 1.2.

“Initial Closing Date Payment” shall have the meaning set forth in Section 1.3(b).

“Intellectual Property” shall have the meaning set forth in Section 2.14(a).

“Intellectual Property Rights” shall have the meaning set forth in Section 2.14(a).

“Key Employees” shall have the meaning set forth in Section 7.2(d).

“Knowledge” of, “Known” to, and words of similar import with respect to, (i) the Company means the actual knowledge of the officers and directors of the Company, (ii) SSI means the actual knowledge of the officers and directors of SSI, (iii) SSPL means the actual knowledge of the officers and directors of SSPL, (iv) the Stockholders means the actual knowledge of the officers and directors of each Stockholder that is an entity and shall mean the actual knowledge of each Stockholder who is an individual, and (v) Purchaser means the actual knowledge of the officers and directors of Purchaser, in each case after reasonable inquiry of the senior employees of such entity who have a material responsibility for or devote substantial time to such matter.

“Laws” shall have the meaning set forth in Section 2.2(d).

“Lease Agreements” shall have the meaning set forth in Section 2.13(b).

“Leased Real Property” shall have the meaning set forth in Section 2.13(a).

“Legal Proceedings” shall have the meaning set forth in Section 2.19.

“Liens” shall have the meaning set forth in Section 2.1(c).

“Lock-Up Agreement” shall have the meaning set forth in the recitals hereto.

“Long-Term Indebtedness” shall mean any payment obligations of the Company, SSI or SSPL and its Subsidiaries on a consolidated basis, upon the date of determination, determined in accordance with GAAP, that are not due and payable during the twelve (12) month period following such date.

“Loss” and “Losses” shall have the meaning set forth in Section 8.2.

“Loss Threshold Amount” shall have the meaning set forth in Section 8.3(b).

“Material Adverse Effect” shall mean any change, event or effect that is materially adverse to the business, assets (whether tangible or intangible), financial condition, operations or capitalization of an entity and its Subsidiaries.

“Material Contract” and “Material Contracts” shall have the meaning set forth in Section 2.15(a).

“Memoranda of Understanding” shall have the meaning set forth in Section 8.4(d)(i).

“Net Income” shall mean the “adjusted net income after tax” of the Company during the fiscal year ending March 31, 2010. The term “adjusted net income after tax” means the “Net Income Attributable to the Company after tax” as calculated and disclosed pursuant to GAAP for the fiscal year ending March 31, 2010, adjusted to add back to the “Net Income Attributable to the Company after tax “ any charges for (a) “acquisition-related costs” as defined in and charged to expense and any other fees, expenses or payments to any third party related to the business combination with Purchaser, (b) the amortization of compensation expense related to stock options and restricted stock granted prior to November 15, 2008, and (c) any fees incurred in transferring to NASDAQ, if and when the Purchaser makes such transfer.

“Non-Competition/Non-Solicitation Agreements” shall have the meaning set forth in the recitals hereto.

“Notice of Claim” shall have the meaning set forth in Section 8.4(a).

“Objection” shall have the meaning set forth in Section 8.4(b).

“Order” shall have the meaning set forth in Section 2.17(a).

“Pension Plan” shall have the meaning set forth in Section 2.23(a).

“Permits” shall have the meaning set forth in Section 2.17(b).

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Preliminary Statement” shall have the meaning set forth in Section 5.1(a).

“Proprietary Information Agreement” shall have the meaning set forth in Section 2.14(n).

“Proxy Statement” shall have the meaning set forth in Section 5.1(b).

“PTO” shall have the meaning set forth in Section 2.14(b).

“Purchase Price” shall have the meaning set forth in Section 1.3(a).

“Purchaser Per Share Price” shall mean $8.00.

“Purchaser” shall have the meaning set forth in the first paragraph.

“Purchaser Acquisition Proposal” shall have the meaning set forth in Section 5.22(a).

“Purchaser Balance Sheet Date” shall have the meaning set forth in Section 4.6(c).

“Purchaser Charter Documents” shall have the meaning set forth in Section 4.1(b).

“Purchaser Common Stock” shall mean the common stock of Purchaser, par value $0.0001 per share.

“Purchaser Consents” shall have the meaning set forth in Section 4.5.

“Purchaser Disclosure Letter” shall have the meaning set forth in the first paragraph of Article IV.

“Purchaser nominee” shall have the meaning set forth in Section 5.14(a).

“Purchaser Permits” shall have the meaning set forth in Section 4.9(b).

“Purchaser Preferred Stock” shall mean the blank check preferred stock of Purchaser, par value $0.0001 per share.

“Purchaser Representatives” shall mean Bobba Venkatadri and Craig Colmar.

“Purchaser SEC Documents” shall have the meaning set forth in Section 4.6(a).

“Purchaser 2008 Stockholders Approval Items” shall mean the election of the current directors of Purchaser and, if required and practicable, amendment of Purchaser’s Amended and Restated Certificate of Incorporation to extend the available time to complete the Acquisition beyond February 14, 2009 up to a date on or before June 30, 2009.

“Purchaser 2009 Stockholders Approval Items” shall have the meaning set forth in Section 4.13.

“Purchaser 2008 Stockholders’ Meeting” shall have the meaning set forth in Section 5.5(a).

“Purchaser 2009 Stockholders’ Meeting” shall have the meaning set forth in Section 5.6(a).

“Purchaser Third Party Expense Amount” shall have the meaning set forth in Section 4.18.

“Purchaser Warrants” shall have the meaning set forth in Section 4.2(b).

“Purchaser Voting Debt” shall have the meaning set forth in Section 4.2(c).

“Registered Intellectual Property” shall have the meaning set forth in Section 2.14(a).

“Registration Rights Agreement” shall have the meaning set forth in the recitals hereto.

“Registered Intellectual Property” shall have the meaning set forth in Section 2.14(a).

“Related Agreements” shall mean the Non-Competition/Non-Solicitation Agreements, Lock-Up Agreement, the Executive Employment Agreements, the Escrow Agreement, the Registration Rights Agreement, and all other agreements and certificates entered into or executed by or on behalf of the parties hereto in connection with the transactions contemplated herein.

“Representatives” shall have the meaning set forth in Section 5.21(a).

“Returns” shall have the meaning set forth in Section 2.11(b)(i).

“SEC” shall have the meaning set forth in Section 4.5.

“Second Closing” shall have the meaning set forth in Section 1.2.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the applicable rules and regulations promulgated thereunder.

“Series A Preference Shares” shall have the meaning set forth in Section 2.2(a)(i).

“Series B Preference Shares” shall have the meaning set forth in Section 2.2(a)(i).

“Solar Entity” or “Solar Entities” shall mean the Company, SSPL, SSI and their Subsidiaries.

“SSI” shall have the meaning set forth in the first paragraph.

“SSI Preferred Stock” shall have the meaning set forth in Section 2.2(a)(iii).

“SSI Common Stock” shall have the meaning set forth in Section 2.2(a)(iii).

“SSPL” shall have the meaning set forth in the first paragraph.

“SSPL Preferred Stock” shall have the meaning set forth in Section 2.2(a)(ii).

“SSPL Common Stock” shall have the meaning set forth in Section 2.2(a)(ii).

“Stock Issuance” shall have the meaning set forth in the recitals hereto.

“Stock Option Plan” shall have the meaning set forth in Section 4.15.

“Stockholder” or “Stockholders” shall have the meaning set forth in the first paragraph.

“Stockholder Consents” shall have the meaning set forth in Section 3.5.

“Stockholder nominees” shall have the meaning set forth in Section 5.14(a).

“Stockholder Per Share Price” shall mean the quotient of (x) the sum of (i) $375,000,000, minus (ii) the aggregate amount of Closing Date Indebtedness in excess of $50,000,000, if applicable, divided by (y) the Fully Diluted Company Capital Stock.

“Stockholder Representative” shall have the meaning set forth in the first paragraph.

“Stockholders’ Disclosure Letter” shall have the meaning set forth in the first paragraph of Article III.

“Subsequent Closing Date Payment” shall have the meaning set forth in Section 1.3(c).

“Subsidiary” shall have the meaning set forth in Section 2.1(a).

“Subsidiary Charter Documents” shall have the meaning set forth in Section 2.1(b).

“Target Charter Documents” shall have the meaning set forth in Section 2.1(b).

“Target Shares” shall have the meaning set forth in the recitals hereto.

“Tax” and “Taxes” shall have the meaning set forth in Section 2.11(a).

“Third Party Claim” shall have the meaning set forth in Section 8.5.

“Third Party Expenses” shall have the meaning set forth in Section 5.19.

“Underwriter Purchase Options” shall have the meaning set forth in Section 4.2(b).

“Voting Debt” shall have the meaning set forth in Section 2.2(c).

11.2 Interpretation.

(a) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(b) Any reference to any federal, state, provincial, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and the documents reference herein and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(d) As used in this Agreement reference to dollar amounts, unless otherwise specifically indicated, shall mean the lawful money of the United States of America.

(e) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(g) Except as otherwise indicated, all references in this Agreement to “Articles,” “Schedules,” “Sections” and “Exhibits” are intended to refer to Articles, Schedules, Sections and Exhibits to this Agreement.

[remainder of page intentionally left blank – signature pages follow]

IN WITNESS WHEREOF, Purchaser, the Company, SSI, SSPL, the Stockholders, and the Stockholders’ Representative have caused this Agreement to be signed, all as of the date first written above.

PURCHASER: TRANS-INDIA ACQUISITION CORPORATION

By:
Name:
Title:

COMPANY: SOLAR SEMICONDUCTOR LTD.

By:
Name:
Title:

SSI: SOLAR SEMICONDUCTOR PRIVATE LIMITED

By:
Name:
Title:

SSPL: SOLAR SEMICONDUCTOR, INC.

By:
Name:
Title:

STOCKHOLDERS’ REPRESENTATIVE:

Venkata Kode

[Signature Page to Share Exchange Agreement]

STOCKHOLDERS:

(Stockholder name if an entity)

(Signature)

(Print Name)

(Print title if signing on behalf of an entity)

[Signature Page to Share Exchange Agreement]

EXHIBIT A

Form of Non-Competition/Non-Solicitation Agreement

EXHIBIT B

Form of Executive Employment Agreement

EXHIBIT C

Form of Registration Rights Agreement

EXHIBIT D

FORM OF LEGAL OPINION (COMPANY COUNSEL)

[NOTE: THE FOLLOWING OPINIONS IN SUBSTANTIALLY THE FORM PROVIDED ARE TO BE PROVIDED FOR EACH OF SOLAR SEMICONDUCTOR LTD., SOLAR SEMICONDUCTOR PRIVATE LIMITED AND SOLAR SEMICONDUCTOR, INC., SUBJECT TO ANY MODIFICATION REQUIRED BY LAW IN THE JURISDICTION OF INCORPORATION OF SUCH ENTITY OR TO CONFORM TO LOCAL INDUSTRY PRACTICE]

1. The Company is a corporation duly incorporated and validly existing under, and by virtue of, the laws of the Cayman Islands and is in good standing under such laws.

2. The Company has all requisite corporate power and authority to enter into the Share Exchange Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated thereby.

3. The execution and delivery by the Company of the Share Exchange Agreement and the Related Agreements to which it is a party and the consummation by the Company of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company or any of the Company’s shareholder to authorize the Share Exchange Agreement and the Related Agreements to which it is a party and the transactions contemplated thereby.

EXHIBIT E

Form of Opinion of Trans-India Counsel

1. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

2. Purchaser has all requisite corporate power and authority to enter into the Share Exchange Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated thereby, including the issuance of shares of Purchaser Common Stock thereunder. The execution and delivery of the Share Exchange Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Purchaser, and no further corporate action is required on the part of Purchaser to authorize the Share Exchange Agreement and the transactions contemplated thereby. The Share Exchange Agreement, any Related Agreements to which it is a party and the transactions contemplated thereby have been approved by the Board of Directors of Purchaser. The Share Exchange Agreement and any Related Agreements to which it is a party have been duly executed and delivered by Purchaser, and assuming the due authorization, execution and delivery by the other parties thereto, constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

3. The execution, delivery and performance of and compliance with the terms of the Share Exchange Agreement and any Related Agreement to which it is a party by Purchaser and the issuance of shares of Purchaser Common Stock to be issued at Closing to the Stockholders do not violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Purchaser, nor any provision of any applicable federal, state or local law, rule or regulation.

4. The execution, delivery and performance of the obligations by Purchaser under the Share Exchange Agreement and any Related Agreement to which it is a party do not require any consents, approvals, permits, orders or authorizations of any federal, Delaware corporate or state governmental authority on the part of Purchaser except all qualifications, registrations, designations, declarations or filings as have been made or obtained and are effective.

5. The shares of Purchaser Common Stock issued at the current Closing are validly issued, fully paid and nonassessable and free of any liens, encumbrances and preemptive or similar rights; provided, however, that the shares of Purchaser Common Stock may be subject to restrictions on transfer under applicable state and federal securities laws. Subject to the accuracy of the Stockholders’ representations set forth in Section 3 of the Share Exchange Agreement, assuming the Disclosure Package was provided to each of the Stockholders prior to each of the Stockholders executing the Share Exchange Agreement, and assuming no other representations or disclosures were provided to each of the Stockholders, the offer, sale and issuance of the shares of Purchaser Common Stock pursuant to the Share Exchange Agreement at the current Closing constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended.

EXHIBIT F

Form of Escrow Agreement

EXHIBIT G

Form of Lock-Up Agreement

EXHIBIT H

Form of Voting Agreement